SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PLANTRONICS, INC.

(Name of Registrant as Specified in its Charter)

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Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 23, 2008

To the Stockholders:

Our 2008 Annual Meeting of Stockholders will be held on Wednesday, July 23, 2008 at 1:00 p.m., PDT, at the Plantronics, Inc. headquarters at 345 Encinal Street, Santa Cruz, California 95060. Our Board of Directors is soliciting proxies for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. We ask that you please read it carefully.

The purpose of the Annual Meeting is to:

1.	Elect seven (7) Directors to serve until the next Annual Meeting or until their successors are duly elected and qualified.

2.
Ratify and approve amendments to the 2003 Stock Plan, which include:  an increase of 1.2 million shares of the common stock issuable thereunder; permitting Outside Directors to receive restricted stock awards, or restricted stock units; and moving the date of the grant of refresher stock options for Outside Directors from January 15 to the date of the Company’s regularly scheduled Annual Meeting.

3.	Ratify and approve an increase of 500,000 shares of the common stock issuable under the 2002 Employee Stock Purchase Plan.

4.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Plantronics for fiscal year 2009.

5.	Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only Plantronics stockholders of record at the close of business on May 26, 2008 are entitled to vote at the Annual Meeting. To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible.  You may also request a paper proxy card to submit your vote by mail, if you prefer.  Any stockholder of record attending the Annual Meeting may vote in person, even if she or he has voted over the Internet, by telephone or returned a completed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Rich Pickard
Rich Pickard
Secretary
Santa Cruz, California
June 10, 2008

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE. PLEASE VOTE OVER THE INTERNET AT WWW.PROXYVOTE.COM OR BY TELEPHONE 1-800-690-6903.  ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU MAY COMPLETE, SIGN AND RETURN BY MAIL.

PROXY STATEMENT
FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is very important. Our Board of Directors is soliciting proxies for the 2008 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Pursuant to rules promulgated by the Securities & Exchange Commission (the “SEC”), Plantronics, Inc. (“Plantronics” or the “Company”) has elected to provide access to its proxy materials over the Internet.  Accordingly, Plantronics will mail, on or before June 13, 2008, a Notice of Internet Availability of Proxy materials (“Notice of Internet Availability”) to its stockholders of record and beneficial owners as of the close of business on May 26, 2008.  On the date of mailing of the Notice of Internet Availability, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a Website referred to in the Notice of Internet Availability.  These proxy materials will be available free of charge.

The Notice of Internet Availability will identify the Website where the proxy materials will be made available; the date, the time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a Website where stockholders can request a paper or e-mail copy of the proxy statement, our annual report to stockholders and a form of proxy relating to the Annual Meeting and all of Plantronics’ future stockholders’ meetings; information on how to access the form of proxy; and information on how to obtain directions to attend the meeting and vote in person.  The Annual Report is not a part of this Proxy Statement.

Our Annual Meeting will be held at 1:00 p.m. PDT on July 23, 2008 at the Plantronics, Inc. headquarters at 345 Encinal Street, Santa Cruz, California 95060.  Please follow the instructions provided in the Notice of Internet Availability, or on the proxy card, to indicate if you plan to attend the Annual Meeting in person.

Plantronics will pay the costs of soliciting proxies from stockholders. We have engaged The Proxy Advisory Group, LLC to assist us in the solicitation of proxies from brokers, bank nominees and other institutional owners, for a fee of $7,500, plus customary disbursements. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on behalf of Plantronics, without additional compensation, personally or by telephone.

Our principal executive offices are located at 345 Encinal Street, Santa Cruz, California.  Our telephone number at that location is (800) 544-4660 and our website is www.plantronics.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Who Can Vote?
The Board of Directors set May 26, 2008 as the record date for the Annual Meeting. All stockholders of record who owned Plantronics common stock at the close of business on May 26, 2008 may attend and vote at the Annual Meeting or any adjournments thereof. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. At the close of business on the record date, there were 49,019,010 shares of common stock outstanding.

How Many Votes Are Required to Conduct Business at the Annual Meeting?
The required quorum for the transaction of business at the Annual Meeting is a majority of shares of common stock issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

How Are Abstentions and Broker Non-Votes Treated?
While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of Directors). In the absence of a controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal as to which the abstention is made.

Pursuant to regulations promulgated by the New York Stock Exchange (“NYSE”), brokers and other nominees that are NYSE member organizations are prohibited from voting in favor of proposals relating to equity compensation plans unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. Therefore, for any of your shares held through a broker or other nominee who is a NYSE member organization, such shares will only be voted in favor of Proposals Two and Three if you have provided specific voting instructions to your broker or other nominee to vote your shares in favor of that proposal. Otherwise, broker non-votes will not have any effect on the outcome of the voting on a Proposal.

How Many Votes Are Required to Pass a Proposal?
A plurality of the votes cast is required to elect Directors. This means that the nominees who receive the greatest number of votes for each open seat will be elected.

A vote is withheld when a properly executed proxy is marked WITHHELD FROM ALL NOMINEES or for all nominees except as noted above for the election of one or more Directors.

The affirmative vote of a majority of the votes present or represented and entitled to vote is required for all other matters.

How Does the Board of Directors Recommend I Vote on the Proposals?
The Board of Directors recommends votes:

•
FOR each of the nominees for the Board of Directors listed in this Proxy Statement.    In an uncontested election, any nominee for Director who receives a greater number of votes “withheld” for his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the shareholder vote.  The Nominating and Corporate Governance Committee shall promptly consider the resignation offer and, based on the circumstances that led to the Majority Withheld Vote, if known, make a recommendation to the Board of Directors. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation within 60 days following certification of the shareholder vote.

•	FOR the ratification and approval of amendments to the 2003 Stock Plan, which include an increase of 1.2 million shares of common stock issuable thereunder.

•	FOR the ratification and approval of an increase of 500,000 shares of common stock issuable under the 2002 Employee Stock Purchase Plan.

•	FOR the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the consolidated financial statements of Plantronics for its fiscal year 2009.

What Does it Mean to Vote by Proxy?
By giving your proxy, you give someone else the right to vote your shares in accordance with your instructions. In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. In this case, we are asking you to give your proxy to Ken Kannappan, our President and Chief Executive Officer, Barbara Scherer, our Senior Vice President — Finance & Administration, and Chief Financial Officer, and Rich Pickard, our Vice President — Legal, General Counsel and Secretary, and each of them individually (the “Proxyholders”). If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares FOR the election of the Board of Directors’ nominees, FOR ratification and approval of amendments to the 2003 Stock Plan, which include an increase of 1.2 million shares of common stock issuable thereunder, FOR ratification and approval of an increase of 500,000 shares of common stock issuable under the 2002 Employee Stock Purchase Plan, and FOR the ratification of the appointment of the independent registered public accounting firm.

What Is the Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner?
Most Plantronics stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with Computershare, Plantronics’ transfer agent, you are considered, with respect to those shares, the stockholder of record, and the Notice of Internet Availability of these proxy materials is being sent directly to you by Plantronics. As the stockholder of record, you have the right to grant your voting proxy directly to the Proxyholders or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of these proxy materials is being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting.

HOWEVER, SINCE YOU ARE NOT THE STOCKHOLDER OF RECORD, YOU MAY NOT VOTE THESE SHARES IN PERSON AT THE ANNUAL MEETING UNLESS YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES. Your broker or nominee has enclosed with the Notice of Internet Availability, or otherwise provided, a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Voting by Participants in Plantronics’ 401(k) Plan.
If a stockholder is a participant in the Plantronics 401(k) Plan, the stockholder’s completed proxy card will serve as a voting instruction for the trustees of that plan. If shares of common stock in the 401(k) Plan are not validly voted, those shares will be voted by the trustees in the same proportion as the shares properly voted.

How Can I Vote?
Plantronics is offering stockholders of record four methods of voting:

•	You may vote by telephone;

•	You may vote over the Internet; and

•	You may also vote in person at the Annual Meeting.

•
Finally, you may request a proxy card from us, and indicate your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the enclosed prepaid envelope.

Each stockholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes for the election of Directors.

Electronic voting by telephone or over the Internet may depend on whether you are a stockholder of record or hold your shares as a beneficial owner as discussed above in the answer to the question: What is the difference between holding shares as a stockholder of record and as a beneficial owner? Stockholders of record may vote electronically by telephone or over the Internet by following the instructions at www.proxyvote.com or included with their proxy card. Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in Broadridge’s program.

Stockholders not wishing to vote electronically over the Internet or by telephone should request from us a paper proxy voting card.  This card should be completed and returned in the enclosed prepaid envelope.

Submitting the proxy over the Internet, by telephone or by returning a completed proxy card does not affect the right to vote in person at the Annual Meeting.

All shares entitled to vote and represented by properly completed proxies submitted via telephone or the Internet before the Annual Meeting and not revoked will be voted at the Annual Meeting as you instructed. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy submitted via telephone or the Internet will be voted as the Board of Directors recommends.

How Can I Vote My Shares in Person at the Annual Meeting?

Stockholders of Record. Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring your Notice of Internet Availability or proof of identification.

Beneficial Owners. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED ABOVE SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING.

What Happens if Additional Proposals are Presented at the Annual Meeting?
Other than the election of Directors and the three other proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as Proxyholders (Ken Kannappan, our President and Chief Executive Officer, Barbara Scherer, our Senior Vice President — Finance & Administration, and Chief Financial Officer, and Rich Pickard, our Vice President — Legal, General Counsel and Secretary) will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under our bylaws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

Can I Change My Vote?
You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by executing a new proxy bearing a later date (which automatically revokes the earlier proxy) and delivering it to the Secretary of the Company at or prior to the taking of the vote at the Annual Meeting or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by timely submitting new voting instructions to your broker or nominee.

How Can I Contact Plantronics to Request Materials or Information Referred to in these Questions and Answers?
You may contact us:

•	By mail addressed to:
               Plantronics, Inc.
               345 Encinal Street
               Santa Cruz, CA 95060
               Attn: Investor Relations

•	By calling (831) 426-5858 or (800) 544-4660 and asking for Investor Relations.

•	By leaving a message on the Investor Relations portal of our Website at:
http://www.plantronics.com

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by using electronic delivery of our stockholder communications materials.  By using electronic delivery, and voting electronically over the Internet or by telephone, you can reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs. If you have questions about electronic delivery, please call Plantronics’ Investor Relations at the numbers set forth above.   To sign up for electronic delivery:

• Stockholder of Record.  If you are a stockholder of record (you hold your Plantronics shares in your own name through Plantronics’ transfer agent, Computershare, or you have stock certificates), visit www.investoreconnect.com to enroll.

• Beneficial Owner.  If you are a beneficial owner (your shares are held by a brokerage firm, a bank or a trustee), visit www.investoreconnect.com to enroll.

What Is “householding”?
We may send a single Notice of Internet Availability and other stockholder communications to any household at which two or more stockholders reside unless we receive contrary instructions. This process is called “householding.” This reduces duplicate mailings, saves printing and postage costs as well as natural resources. Proxy materials and other stockholder communications to you may be householded based on your prior express or implied consent. If your Notice of Internet Availability is being householded and you wish to receive separate copies of the Notice of Internet Availability, or if you are receiving multiple copies and would like to receive a single copy, you may contact our Investor Relations office by mail, telephone or the Internet, as described above. If you received a householded mailing this year and you would like to have additional copies mailed to you or you would like to opt out of this practice for future mailings, please submit your request via e-mail to general.counsel@plantronics.com, by telephone at (800) 544-4660 or in writing to Plantronics’ Corporate Secretary at 345 Encinal Street, Santa Cruz, CA 95060.

Deadline for Receipt of Stockholder Proposals for 2009 Annual Meeting of Stockholders.
For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary of Plantronics must receive the written proposal at our principal executive offices no later than February 10, 2009.  Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  Proposals should be addressed to:

Plantronics, Inc.
345 Encinal Street
Santa Cruz, CA 95060
Fax:  (831) 426-6098

For a stockholder proposal that is not intended to be included in Plantronics’ proxy statement under Rule 14a-8, the stockholder must give timely notice to the Corporate Secretary of Plantronics in accordance with our bylaws, which, in general, require that the notice be delivered to our principal executive offices no later than April 26, 2009.  Our bylaws which are available on the SEC’s website at www.sec.gov, contain additional information regarding the requirements of shareholder proposals.

Date of Our Fiscal Year End.
This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and also additional information about Plantronics, its Officers and Directors. Some of the information is stated as of the end of fiscal year 2008 and some information is provided as of a more current date. Each of our fiscal years ends on the Saturday closest to the last day of March. Our fiscal year 2008 ended on March 29, 2008. For purposes of consistent presentation, we have indicated in this Proxy Statement that each fiscal year ended “March 31” of the given year, even though the actual fiscal year end may have been on a different calendar date.

CORPORATE GOVERNANCE

Strong corporate governance is an integral part of Plantronics’ core values. Our Company’s corporate governance policies and procedures are available on the Corporate Governance portal of the Investor Relations section of the Company’s website, http://www.plantronics.com. The corporate governance portal includes the Company’s Corporate Governance Guidelines, Board Committee Charters, Worldwide Code of Business Conduct and Ethics, Whistleblower Policy, Stockholder Access to Board of Directors Policy and Director Candidates Nomination Policy.  This information is also available in print to any shareholder by making a request to Plantronics, Inc., 345 Encinal Street, Santa Cruz, CA 95060, Attn:  Investor Relations.

We provide below specific information regarding certain corporate governance practices.

Worldwide Code of Business Conduct and Ethics

The Company has a Worldwide Code of Business Conduct and Ethics which applies to all employees, Senior Officers, and Directors. Any waiver of any provision of the Code for a Director or Executive Officer of the Company must be approved in writing by the Board and promptly disclosed to our stockholders. For further information see the Corporate Governance portal of the Investor Relations section of the Company’s website, http://www.plantronics.com.

Whistleblower Policy

Our Audit Committee has established a whistleblower hotline and website available to all employees, stockholders, and the general public for the anonymous submission of suspected violations including but not limited to accounting, internal controls, or auditing matters, conflicts of interest, fraud, harassment, policy violations, environmental violations, substance abuse, theft and workplace violence. For further information see the Corporate Governance portal of the Investor Relations section of the Company’s website, http://www.plantronics.com.

Stockholder Access to Board of Directors Policy

The Company’s Stockholder Access to the Board of Directors Policy outlines methods by which stockholders may communicate with Directors. Stockholders may communicate directly with the full Board, the Presiding Drector, the non-management Directors as a group, or with specified individual Directors by any one of several methods. Communications marked confidential will not be screened prior to delivery to the addressed parties.  Otherwise, communications are initially reviewed and summarized by the Vice President Legal, General Counsel and Secretary before they are sent to the Board. For further information see the Corporate Governance portal of the Investor Relations section of the Company’s website, http://www.plantronics.com.

Formation of a Qualified Legal Compliance Committee

The Audit Committee was designated by the Board of Directors to act as a Qualified Legal Compliance Committee (“QLCC”). Please see the description of this QLCC under the heading Proposal One  Election of Directors - Audit Committee.

PROPOSAL ONE
ELECTION OF DIRECTORS

In Memoriam – Trude Taylor
Trude Taylor, a member of the Plantronics, Inc. Board of Directors for 39 years, passed away on February 22, 2008.  Mr. Taylor was a member of the Board of Directors from 1969 until his passing, helping guide the Company from a small start-up to the worldwide leader in communication headsets.  Earlier in his career, Mr. Taylor was chairman of the Board of Directors, president and CEO of Electronic Memories and Magnetics Corporation, a manufacturer of computer peripherals.  He will be greatly missed by his friends at Plantronics.

Nominees
Seven Directors are to be elected at the Annual Meeting.  Brian Dexheimer is standing for election.  The other nominees listed below are standing for re-election. The Nominating and Corporate Governance Committee of the Board of Directors chose Mr. Dexheimer after engaging a search firm to assist them to find the best candidate.  Unless otherwise instructed, the Proxyholders will vote the proxies held by them for the seven nominees named below. If any nominee of Plantronics is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a Director and all Directors have consented to act as a Director. The term of office for each person elected as a Director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

The names of the nominees and certain information about them as of June 10, 2008 are set forth below:

Name of Nominee	Age	Positions With Plantronics	Director Since

Marv Tseu (1)(2)(3)(5)	60	Director and Chair of the Board	1999
Ken Kannappan	48	Director, President and Chief Executive Officer	1999
Brian Dexheimer(5)	45	Director	2008
Gregg Hammann (2)(3)	45	Director	2005
John Hart (1)(3)(5)	62	Director	2006
Marshall Mohr (1)(2)	52	Director	2005
Roger Wery (1)(4)(5)	47	Director	2001
_______________
(1)	Member of the Nominating and Corporate Governance Committee
(2)	Member of the Audit Committee
(3)	Member of the Compensation Committee
(4)	Member of the Mergers and Acquisitions Committee
(5)	Member of the Strategy Committee

The Board of Directors currently consists of seven (7) members.

Vote Required
If a quorum is present in person or represented by proxy at the Annual Meeting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. On June 14, 2007, the Board of Directors approved a policy regarding elections of Directors.  Pursuant to this policy, in an uncontested election, any nominee for Director who receives a greater number of votes “withheld” for his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the shareholder vote.

Pursuant to the policy, the Nominating and Corporate Governance Committee shall promptly consider the resignation offer and, based on the circumstances that led to the Majority Withheld Vote, if known, make a recommendation to the Board of Directors. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation within 60 days following certification of the shareholder vote.

Thereafter, the Board of Directors will promptly disclose its decision-making process and decision regarding whether to accept the Director’s resignation offer (or reason (s) for rejecting the resignation offer, if applicable) in a Form 8-K filed with the SEC.

Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee’s recommendation or Board of Directors action regarding whether to accept the resignation offer.

If each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent Directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them. However, if only three or fewer Directors did not receive a Majority Withheld Vote, all Directors may participate in the action regarding whether to accept the resignation offers. Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the Annual Meeting, but will have no other legal effect upon the election of Directors under Delaware law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Business Experience of Directors

Mr. Tseu was elected to the Board of Directors in 1999 and serves as Chair of the Board and the Presiding Director of executive sessions. From May 2006 to November 2007, Mr. Tseu served as Chief Executive Officer and Director of Axesstel, Inc., a leader in the design and development of fixed wireless voice and broadband data products.  From October 2002 to March 2006, Mr. Tseu served as the Chief Executive Officer and a founder of Active Reasoning, Inc., an early stage private company that produces resource management software to help enterprises manage their IT operations. Since November 2001, Mr. Tseu has also been a consulting venture partner with ComVentures, LLP, a venture capital firm focusing on communications companies. From February 2001 to July 2001, Mr. Tseu was Chief Executive Officer of Method Networks, Inc., an Internet technology company helping enterprises automate the management of their Internet networks. From October 1999 to October 2000, Mr. Tseu was President and Chief Executive Officer of SiteSmith, Inc., a provider of outsourced Internet site operations that he co-founded. From August 1998 to July 1999, Mr. Tseu served as President of Structured Internetworks, Inc., a company engaged in the design and marketing of bandwidth allocation products.

Mr. Kannappan has served as President and Chief Executive Officer of Plantronics and as a member of the Board of Directors since 1999.  He joined Plantronics in February 1995 as Vice President of Sales and was promoted to various positions and named President and Chief Operating Officer in March 1998.  Prior to joining Plantronics, Mr. Kannappan was Senior Vice President of Investment Banking for Kidder, Peabody & Co. Incorporated, where he was employed for 10 years. Mr. Kannappan has a Bachelor of Arts degree in Economics from Yale University and an M.B.A. from Stanford University. Mr. Kannappan is a member of the Board of Directors of Mattson Technology, Inc., a supplier of advanced process equipment for the semiconductor industry.

Mr. Dexheimer has been a member of the Board of Directors since 2008.  Since March, 2008 he has been President, Consumer Solutions at Seagate Technology, a worldwide leader in the design, manufacturing and marketing of hard disk drives,  where he is responsible for Seagate’s market-focused organizations, incubator/new market concepts organization and leading the sales and marketing channel distribution and customer service organizations.  From 1990 to March, 2008 he served in various positions in Seagate’s sales and marketing organization including Vice President, Senior Vice President, Executive Vice President and Chief Sales and Marketing Officer.  Prior to joining Seagate, he was a member of the sales organization at Control Data.  Mr. Dexheimer has more than 23 years of experience in the data storage industry.  Mr. Dexheimer has a Bachelor of Business Administration degree in Marketing from the University of Portland and an M.B.A. from Pepperdine University.

Mr. Hammann has been a member of the Board of Directors since 2005. From 2003 to 2007, he served as Chairman, President and Chief Executive Officer of Nautilus, Inc., a leading manufacturer of health and fitness products. Previously, he held leadership positions at Levi Strauss & Company, including Chief Customer Officer and President of the Americas, and at Coca-Cola Company where he was Vice President, Fountain CMG, and Officer and Director of Strategic Issues. Mr. Hammann also has held management positions at Famous Footwear, The Rayovac Corporation, and Procter & Gamble. Mr. Hammann graduated from the University of Iowa. Mr. Hammann has an M.B.A. from the University of Wisconsin and Director Certification from UCLA.

Mr. Hart has been a member of the Board of Directors since March 2006.  He is a former senior vice president and Chief Technology Officer of 3Com.  At 3Com, Mr. Hart was responsible for the overall strategic direction of the company during the 10 year period (September 1990 to September 2000) in which it grew annual revenue from $400 million to almost $6 billion.  He architected and led 3Com’s “Fast, Cheap and Simple” (FCS) first/last mile networking strategy and was responsible for 3Com’s Advanced Development Lab which pioneered Ethernet adapter and switch solutions, 802.11 solutions, and cable modems/low cost routers.  Prior to 3Com, Mr. Hart was vice president of engineering at Vitalink Communications Corporation where he led the group that invented, patented and shipped the industry’s first Ethernet switching products.  Mr. Hart holds a B.S. in Mathematics from the University of Georgia.

Mr. Mohr has been a member of the Board of Directors since 2005. He has been Senior Vice President and Chief Financial Officer of Intuitive Surgical, Inc., a provider of surgical robotics, since March 2006.  Prior to joining Intuitive Surgical, Mr. Mohr was Vice President and Chief Financial Officer of Adaptec, Inc.  Prior to joining Adaptec in July 2003, Mr. Mohr was an audit partner with PricewaterhouseCoopers where he was most recently the managing partner of the firm’s west region technology industry group and led its Silicon Valley accounting and audit advisory practice.  Mr. Mohr received his B.B.A. in accounting and finance from Western Michigan University.  Mr. Mohr is a member of the Board of Directors of Atheros Communications, Inc., a developer of semiconductor system solutions for wireless communications products. Mr. Mohr also serves as the Chairman of Atheros, Inc.’s Audit Committee.

Mr. Wery has been a member of the Board of Directors since 2001. He is a Director and employee of PRTM, a management consulting firm that provides strategy and operational consulting services to a few sectors, including several technology industries.  He leads PRTM’s Strategy and M&A practice and advises telecommunications services providers, electronics and networking companies.  He engages with senior management at these companies across a number of strategic and operational issues from external growth to enterprise-wide performance improvement programs.   Mr. Wery joined PRTM in April 2000. Prior to joining PRTM, Mr. Wery was an Executive Vice President of Renaissance Worldwide, Inc., an international consultancy, and also spent six years with Oliver Wyman, a consulting arm of Marsh & McLennan Company.

Board Meetings and Committees
The Board of Directors of Plantronics held a total of four regular meetings and one special meeting, and acted by unanimous written once consent during the fiscal year ended March 31, 2008. The Directors met four times in executive session without Mr. Kannappan present. The Board of Directors has four formal committees, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategy Committee. The Board of Directors also has an informal Mergers & Acquisitions Committee (“M&A Committee”). The M&A Committee was formed in March 2005 to advise management during the early stages of merger and acquisition activity. Any merger or acquisition transaction that involves the transfer of $5 million or more of consideration will be reviewed by the Board of Directors, in addition to the M&A Committee, prior to completion. Each of the four formal committees of the Board has adopted a written charter which is available at the Corporate Governance Portal of the Investor Relations section of the Company’s website, http://www.plantronics.com.  This information is also available in print to any shareholder by making a request to Plantronics, Inc., 345 Encinal Street, Santa Cruz, CA 95060, Attn:  Investor Relations.

During the last fiscal year, each Director attended 100% of the meetings of the Board of Directors and 85% or more of the meetings of the committees upon which that Director served.

Board of Directors Education
On February 27 - 29, 2008, Mssrs. Kannappan, Mohr and Tseu actively participated in a Stanford University 3-day program on corporate governance and Director education.  Mssrs. Hammann, Wery and Hart actively participated in 2-day programs at the Director’s College of the UCLA Anderson School of Management.  Mr. Hammann attended the UCLA program on May 14 – 15, 2007 and Mssrs. Wery and Hart attended the UCLA program on October 9 – 10, 2007.  Both the Stanford and UCLA programs completed by Plantronics’ Directors are accredited by Institutional Shareholder Services (“ISS”).

Board of Directors Attendance at Annual Meetings
The Company recognizes that Directors’ attendance at annual meetings can provide investors with an opportunity to communicate with directors about issues affecting the Company. Although we have not adopted a formal policy, we encourage all of our Directors to attend the Plantronics annual meeting each year. In the event that a Director cannot attend in person, the Company encourages Directors to attend telephonically. In fiscal 2007, two Directors attended the August 17, 2007 Annual Meeting of Plantronics in person and three directors attended telephonically.

Audit Committee
The Audit Committee consisted of Directors Tseu, Hammann, and Mohr (Chair). The Audit Committee met seven times during fiscal 2008.  This Committee is responsible for overseeing actions taken by Plantronics’ financial reporting staff, internal control processes, and for hiring and supervising the independent registered public accounting firm, among other matters. The Board of Directors has determined that each member of the Audit Committee is, and has been at all times during the 2008 fiscal year, “independent” as defined by the NYSE listing standards and that Directors Tseu, Hammann and Mohr are each “audit committee financial experts” as that term has been defined by the SEC. A report of the Audit Committee is attached to this Proxy Statement as Appendix A.

The Audit Committee was designated by the Board of Directors to act as a Qualified Legal Compliance Committee (“QLCC”).  The QLCC was created to review any report made directly, or otherwise made known to the QLCC by attorneys employed or retained by the Company or its subsidiaries of a material violation of US federal or state securities or other law. The QLCC may receive and consider reports, investigate them, retain material experts or counsel to assist or advise them and make recommendations of an appropriate response. The QLCC may also notify the SEC of any material violation.

Compensation Committee
The Compensation Committee consisted of Directors Taylor (Chair until February, 2008), Tseu, Hammann (current Chair) and Hart, each of whom meets the requirements for independence as defined under the NYSE listing standards. The Compensation Committee met five times during fiscal 2008. This Committee has overall responsibility for evaluating and recommending for approval by the Board, as necessary, the various compensation plans, policies and programs of the Company, specifically, determining salaries, incentives and other forms of compensation for directors, officers, including our CEO, and other highly compensated employees of Plantronics, and administers various incentive compensation and benefit plans.  The Compensation Committee may form and delegate subcommittees when appropriate.  The Compensation Committee delegated to the Management Equity Committee the authority to make equity grants to employees, who are not executive officers, within guidelines established by the Compensation Committee.  The Management Equity Committee consists of our CEO, our CFO, our Vice President of Human Resources and our Vice President of Legal.  They act collectively to make equity grants to those employees other than those directly approved by the Compensation Committee.  A report of the Compensation Committee is attached to this Proxy Statement as Appendix B.  See also the section entitled “Executive Compensation” for additional information regarding our compensation policies and practices.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee consisted of Directors Tseu (Chair), Wery, Mohr and Hart, each of whom meets the requirements for independence as defined by NYSE listing standards. The Nominating and Corporate Governance Committee held six meetings during fiscal 2008. The Nominating and Corporate Governance Committee is responsible under the direction of the Board for identifying and interviewing potential additions or replacement members of the Board and assists the Board in determining the appropriate governance guidelines for the Board, management and the Company.

Generally, it is the policy of the Nominating and Corporate Governance Committee to review the qualifications of any candidates who have been properly recommended or nominated by a stockholder, as well as those candidates who have been identified by management, individual members of the Board of Directors or, if the Nominating and Corporate Governance Committee determines, a search firm hired to identify candidates. Such review may, in the Nominating and Corporate Governance Committee’s discretion, include a review solely of information provided to the Nominating and Corporate Governance Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Nominating and Corporate Governance Committee deems proper, including the retention of third parties to review potential candidates.  A search firm was hired in fiscal 2008 to identify candidates and counsel the Nominating and Corporate Governance Committee resulting in the appointment of Mr. Dexheimer to the Board of Directors on March 31, 2008.

Stockholders wishing to nominate persons for election to the Board can do so by writing to the Secretary of Plantronics at its principal executive offices giving each such person’s name, biographical data and qualifications, not less than 20 days prior to the Annual Meeting. Any such recommendation should be accompanied by a written statement from the person recommended of his or her consent to be named as nominee and, if nominated and elected, to serve as a Director.  Additional information regarding the Company’s policies with respect to director nominations can be found in our bylaws which are available on the SEC website at www.sec.gov as well as in our Corporate Governance Guidelines and our Director Candidates Nomination Policy, both of which are posted on the Corporate Governance portal of Investor Relations section of the Company’s website, http://www.plantronics.com.

In its evaluation of Director candidates, including the members of the Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee will consider the current size and composition of the Board of Directors, the needs of the Board of Directors and the respective committees of the Board of Directors and the qualifications of candidates in light of these needs as well as such other factors as the Nominating and Corporate Governance Committee may consider appropriate.

The Nominating and Corporate Governance Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess.

The Nominating and Corporate Governance Committee shall initially review the appropriateness of the continued service of Directors who change the position or responsibility that they held when they were elected to the Board of Directors.  In the event that a Director changes his or her job or responsibility during his or her term, such Director shall submit a letter to the Board of Directors that (i) describes the circumstances surrounding such change in job or responsibility; and (ii) contains an offer to resign from the Board of Directors. The Board of Directors shall then evaluate the circumstances surrounding such change in job or responsibility and determine if they will adversely affect the Director’s ability to perform his or her duties as a member of the Board of Directors. In such case, the Board of Directors will accept the Director’s offer to resign from the Board of Directors.

Each Director must ensure that other existing and anticipated future commitments do not materially interfere with the members’ service as Director.  In any event, no Director shall serve on more than four (4) additional public company boards. This limitation shall not apply to any person who was a Director on or before June 1, 2007.  Directors shall advise the Nominating and Governance Committee of any invitations to join the board of any other public company prior to accepting another directorship.

Strategy Committee
The Strategy Committee consisted of Directors Wery (Chair), Hart and Tseu, each of whom meets the requirements for independence as defined by NYSE listing standards. The Strategy Committee held three meetings during fiscal 2008. The Strategy Committee is responsible under the direction of the Board for meeting with management periodically to review and evaluate targeted areas of the Company’s development and implementation of its corporate strategy, to recommend areas of improvement and to provide feedback to management..

Compensation of Directors
In fiscal year 2008, each Director, other than Mr. Kannappan, received a retainer fee of $7,500 per quarter, and the Chair of the Board received a quarterly retainer fee of $12,500.  Directors also are entitled to reimbursement of expenses incurred in connection with attendance at Board and committee meetings.  No attendance fees are paid to directors for meetings of the Board.  Effective in the first quarter of the Company’s fiscal year 2009, each Director of Plantronics, other than Mr. Kannappan, receives a retainer fee of $12,500 per quarter, and the Chair of the Board receives a quarterly retainer fee of $17,500.

Each member of the Compensation Committee receives a quarterly retainer fee of $750, and the Chair of the Compensation Committee receives a quarterly retainer fee of $1,250.  No meeting attendance fees are paid to Compensation Committee members.

Each member of the Audit Committee receives a quarterly retainer fee of $1,250 and the Chair of the Audit Committee receives a quarterly retainer fee of $2,500.  No meeting attendance fees are paid to Audit Committee members.

Each member of the Nominating and Corporate Governance Committee receives a quarterly retainer fee of $500, and the Chair of the Nominating and Corporate Governance Committee receives a quarterly retainer fee of $1,000.  No meeting attendance fees are paid to Nominating and Corporate Governance Committee members.

Each member of the Strategy Committee received $1,000 per meeting for each of 3 meetings attended during the 2008 fiscal year of the Company.  At the March 31, 2008 meeting of the Compensation Committee, an annual retainer of $2,000 per Strategy Committee member and $4,000 for the Strategy Committee Chair, paid quarterly pro rata, was approved.

Members of the M&A Committee do not receive additional compensation for attendance at meetings or participation on this Committee.

Each non-employee Director of Plantronics is entitled to participate in Plantronics’ 2003 Stock Plan (the “Plan”). Pursuant to the Plan, on January 15, 2008, Directors Mohr, Taylor, Tseu, Wery, Hammann and Hart each received an option to purchase 3,000 shares of common stock at an exercise price of $20.28 per share, the then current fair market value of our common stock.  In addition, on March 31, 2008, Director Brian Dexheimer received an option to purchase 12,000 shares of common stock at an exercise price of $19.13 as a result of being appointed as a new Director of Plantronics.  Subject to stockholder approval at the July 23, 2008 annual meeting, each Director, other than Mr. Kannappan, will receive their annual option to purchase 3,000 shares of common stock on the date of the annual stockholders’ meeting after July 23, 2008 instead of on January 15 of each year.  In addition to the annual option grant, effective in fiscal year 2009, subject to stockholder approval at the July 23, 2008 annual meeting, each Director, other than Mr. Kannappan, will be entitled to receive an annual grant of 2,000 shares of restricted stock, granted on the date of the annual stockholders’ meeting, provided that such director was elected or re-elected by the stockholders.

The following table summarizes the compensation paid to the Company’s directors, other than Mr. Kannappan, for the fiscal year ended March 31, 2008.

NON-EMPLOYEE DIRECTOR COMPENSATION FISCAL 2008

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1) (2) (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Marv Tseu	$65,000		$1,182				$66,182
Gregg Hammann	38,000		1,182				39,182
John Hart	38,000		1,182				39,182
Marshall Mohr	42,000		1,182				43,182
Trude Taylor	35,000		1,182				36,182
Roger Wery	35,000		1,182				36,182

(1)	This amount represents the dollar amount recognized for financial statement reporting purposes, disregarding estimated forfeitures, with respect to the fiscal year.
(2)	The grant date fair value of each option award computed in accordance with FAS 123R is $23,338.
(3)
The aggregate number of option awards outstanding at fiscal year end for each director are:  Marv Tseu 36,000 shares; John Hart 18,000 shares; Gregg Hammann 21,000 shares; Marshall Mohr 21,000 shares; Trude Taylor Estate 23,250 shares; and Roger Wery 33,000 shares.

Director Independence
The Board of Directors has determined that, except for Mr. Kannappan, each of the current Directors is independent under the rules of the NYSE  (as well as Rule 10A-3(b) of the Securities Exchange Act in the case of Audit Committee members). In determining Director independence, the Board of Directors reviewed not only relationships between the Director and the Company, but also relationships between the Company and the organizations with which the Director is affiliated. After considering the relevant facts and circumstances, the Board of Directors determined that none of these individuals has a material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), other than as a Director of the Company, and that each of these Directors is free from any relationship with the Company that would impair the Director’s ability to exercise independent judgment. Mr. Tseu is the Chair of the Board and presides at executive sessions of independent Directors.

The Board of Directors has also determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC. The Board of Directors has further determined that Directors Marv Tseu, Marshall Mohr and Gregg Hammann are “audit committee financial experts” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

PROPOSAL TWO
APPROVAL OF PROVISIONS OF AND AMENDMENTS TO THE 2003 STOCK PLAN

The stockholders are being asked to approve amendments to the 2003 Stock Plan (the “Plan”) as described in further detail below.  Our Board has approved the amendments to the Plan, subject to approval from our stockholders at the Annual Meeting.  Our named executive officers and directors have an interest in this proposal as each of them is eligible to receive grants under the Plan.  On June 3, 2008, the closing price of a share of Plantronics common stock on the NYSE was $22.77.

The stockholders are being asked to approve an increase to the number of shares of Common Stock authorized for issuance under the Plan from six million eight hundred thousand (6,800,000) to eight million (8,000,000) shares, an increase of one million two hundred thousand (1,200,000) shares. As of April 30, 2008, there remained 2,120,927 shares available for future awards under the Plan. As of April 30, 2008, options to purchase 8,509,479 shares of the Company’s common stock were outstanding, which includes 47,520 options granted separately from the Plan as an inducement to Altec Lansing employees in connection with the acquisition. These options to purchase 8,509,479 shares had a weighted average exercise price of $26.30 and a weighted average remaining contractual life of 4.06 years. As of April 30, 2008, 287,743 shares of restricted stock had been issued and were outstanding. Subject to stockholder approval of the increase of 1,200,000 shares, there would then be 3,320,927 shares available for issuance under the Plan.

Our current plan is to grant options and awards of restricted stock covering approximately 1,700,000 shares over the next 12 months. This level of grant would amount to 3.5% of the common shares outstanding as of April 30, 2008.  Each year, we experience some cancellation of outstanding awards. Based on our historical cancellation rates, we anticipate cancellation of options and forfeitures of restricted stock covering approximately 500,000 shares. If that assumption proves correct, our net grants (grants less cancellations) would equal approximately 2.5% of the common shares outstanding as of April 30, 2008.  Our actual net grants in Fiscal 2008 were under 1.0%.   This is less than the 2.5% we had estimated at the onset of the year as we granted less than 1,200,000 of the 1,700,000 shares authorized and experienced a higher cancellation rate.

We believe strongly that the increase of shares issuable under the Plan is essential to our continued success. Our employees are our most valuable assets. Our Board has determined that it is in the best interest of Plantronics and our stockholders to increase the shares issuable under the Plan. The Board believes that grants of stock options and other awards available under the Plan help create long-term equity participation in Plantronics and thereby assist us in attracting, retaining, motivating and rewarding employees and directors. If stockholders do not approve the amendment, it will not be implemented and we will have to limit the number of awards granted.

In addition, we propose the following amendments to the Plan.

• To introduce an annual grant of 2,000 shares of restricted stock to each non-employee Director on the date of the annual stockholders’ meeting.

• To change the date of the annual stock option grant to non-employee Directors from January 15 to the date of the annual stockholders’ meeting.

We believe strongly that the approval of the amendments is essential to our continued success. Stock-based awards are vital to our ability to attract and retain outstanding and highly skilled individuals to serve on the Board. With increasing workloads, greater exposure and more stringent independence standards, recruiting and retaining Directors has become challenging. Concerns over executive compensation are drawing greater attention to corporate governance, Board independence and Board compensation; the SEC’s new disclosure rules will bring greater visibility and scrutiny to Board and executive compensation. The Board believes that the amendment is necessary so that the Company can continue to provide meaningful, long-term equity based incentives to present and future non-employee Directors.

In addition, the Plan currently provides that the granting or vesting of awards of restricted stock and restricted stock units under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: annual revenue; cash position; earnings per share; individual objectives; net income; operating cash flow; operating income; return on assets; return on equity; return on sales; and total shareholder return. If grants are made pursuant to his authority and otherwise comply with Section 162(m) of the Code, the Company may deduct annual compensation attributable to such awards above the $1 million annual limit for certain named executive officers.  However, Section 162(m) of the Code and the regulations thereunder require Company stockholder approval of the business criteria described above.  The Company strongly believes that performance incentives are an important tool in motivating individual performance and of course that the Company be able to fully deduct compensation paid for such performance. If the stockholders do not confirm the business criteria described above, the Company will not be able to make performance grants of restricted stock or restricted stock units under the Plan to the named executive officers subject to 162(m) of the Code.

Vote Required

Approval of the amendments of the 2003 Stock Plan, which include an increase of 1.2 million shares of common stock issuable and an annual grant of 2,000 shares of restricted stock to each non-employee Director on the date of the annual stockholders’ meeting, requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF AMENDMENTS TO THE 2003 STOCK PLAN, INCLUDING A 1.2 MILLION SHARE INCREASE IN SHARES OF COMMON STOCK ISSUABLE THEREUNDER.

Summary of the 2003 Stock Plan

The following is a summary of the principal features of the Plan and its operation. The following summary is qualified in its entirety by reference to the Plan, as it is proposed to be amended, as set forth in Appendix C, attached hereto.

Purposes. The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive for directors, employees and consultants of Plantronics, and to promote the success of Plantronics’ business.

Administration. The Plan is administered by the Board or any committee of individuals appointed by the Board, referred to as the administrator. The administrator may make any determinations deemed necessary or advisable for the Plan. The administrator has full power to select the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the Plan. The interpretation and construction of any provision of the Plan by the administrator will be final and conclusive.

Term of the Plan. The Plan became effective as of September 24, 2003, and will continue for a term of 10 years unless sooner terminated by the Board.

Eligibility. Nonstatutory stock options may be granted to employees, directors and consultants of Plantronics or its parent or subsidiary companies (each referred to herein as a “participant”); provided, that, non-employee directors may only receive automatic non-employee director stock option grants (described below).  As of April 30, 2008 there were 1,181 employees and seven (7) directors entitled to receive grants under the Plan.  Incentive stock options may only be granted to employees of Plantronics or its parent or subsidiary companies.  Stock appreciation rights and restricted stock units may be granted only to employees, and consultants of Plantronics and its parent or subsidiary companies.  Restricted stock awards may be granted only to employees, Outside Directors and consultants of Plantronics and its parent or subsidiary companies.

Shares Subject to the Plan. If stockholders approve Proposal Two, a total of 8,000,000 shares of Plantronics’ Common Stock will be reserved for issuance under the Plan.  As of April 30, 2008, 2,120,927 shares of Common Stock were available for issuance under the Plan.  Shares subject to options or SARs will be counted against the share reserve as 1 share for every share subject thereto.  Shares or units subject to restricted stock or restricted stock unit awards with a per share or unit purchase price lower than 100% of fair market value on the date of grant will be counted against the total number of shares issuable as 2.5 shares for every 1 share subject thereto.  Correspondingly, to the extent that a share that counted as 2.5 shares against the Plan reserve at the time of grant pursuant to the preceding sentence is recycled back into the Plan (e.g., upon award termination or share repurchase), the Plan will be credited with 2.5 shares that will thereafter be available for future issuance under the Plan.

Stock Options. Each option granted under the Plan is to be evidenced by a written award agreement between Plantronics and the participant and is subject to the following additional terms and conditions:

(a) Maximum Grant.  An individual may not be granted options to purchase more than 500,000 shares during any fiscal year.  Notwithstanding this limit, in connection with such individual’s initial employment with Plantronics, he or she may be granted options to purchase up to an additional 500,000 shares.

(b) Grants to Non-Employee Directors.  Plantronics may grant nonstatutory stock options to its non-employee directors. Each non-employee director will be granted an initial option to purchase 12,000 shares of Common Stock when such person first becomes a director of the Company.  Thereafter, each non-employee director will be granted an option to purchase 3,000 additional shares of Common Stock on the date of the Company’s annual stockholders’ meeting of each year, provided the non-employee director will continue to be a non-employee director of the Company through the applicable date and if, on such date, the eligible director will have served on the Board of Directors for at least six (6) months.  Options granted to non-employee directors expire seven (7) years after the date of grant.  In the event a non-employee director ceases to be a director as a result of his or her death, disability or retirement, any options granted to such director following the 2004 Annual Meeting will remain exercisable, to the extent vested on the date of such termination, for up to one year following such termination.  Other than the option grants described in this paragraph, non-employee directors will not be eligible to receive other stock option awards pursuant to the Plan.  In addition, in the event of a merger of Plantronics with or into another corporation or a “change of control” (as defined in the Plan) in which a non-employee director is terminated or asked to resign, options granted to such non-employee director will vest and be exercisable with respect to 100% of the shares subject to such option immediately prior to such merger or change of control.

(c) Exercise of the Option. The administrator determines when options become exercisable, however, options generally are not exercisable until at least 12 months have passed following the date of the option grant.  An option is exercised by giving written or electronic notice of exercise to Plantronics, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to Plantronics.  The acceptable methods of payment for shares issued upon exercise of an option are set forth in the award agreement and may consist of (1) cash, (2) check, (3) certain shares of Common Stock, (4) the delivery of a properly executed exercise notice together with such other documentation as the administrator and the broker, if applicable, will require to effect a cash-less exercise of the option and delivery to Plantronics of the amount of proceeds required to pay the exercise price, (5) any combination of the foregoing methods, or (6) such other consideration and method of payment permitted under applicable law; provided, however, that the issuance of a promissory note is not a permissible method of payment.

(d) Exercise Price.  The exercise price of options granted under the Plan is determined on the date of grant. The exercise price of incentive stock options and nonstatutory stock option must be at least 100% of the fair market value per share at the time of grant.  An incentive stock option granted to a 10% stockholder may not have an exercise price less than 110% of the fair market value per share of the Common Stock at the time of grant.  The fair market value of a share of Common Stock will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on The New York Stock Exchange on the date of grant.

(e) Termination. If the participant’s directorship, employment or consulting relationship with Plantronics (or its parent or subsidiary corporations) is terminated for any reason, including death or total and permanent disability, options may be exercised after such termination as to all of the shares as to which the participant was entitled to exercise at the date of such termination. The options may be exercised after termination within the period of time as is specified in the award agreement. If such period of time is not specified in the award agreement, then such period of time will equal 3 months in the case of termination other than upon death, disability or, for options granted prior to the 2004 Annual Meeting, retirement, and 12 months in the case of termination upon death, disability or, for options granted after the 2004 Annual Meeting, retirement.  Notwithstanding the foregoing, all options must be exercised prior to the expiration of the term of an option as set forth in the award agreement.

(f) Term and Termination of Options. At the time an option is granted, the administrator determines the period within which the option may be exercised.  In no event may the term of an incentive stock option be longer than 7 years.  No person may exercise an option after the expiration of its term.  An option granted to a participant who, at the time such option is granted, owns more than 10% of the voting power of all classes of stock of Plantronics, may not have a term of more than 5 years.

(g) Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as the administrator may determine.

Stock Appreciation Rights. Each stock appreciation right granted under the Plan will be evidenced by an award agreement between Plantronics and the participant and is subject to the following additional terms and conditions:

(a) Maximum Grant. An individual may not be granted stock appreciation rights to purchase more than 500,000 shares during any fiscal year. Notwithstanding this limit, in connection with such individual’s initial employment, he or she may be granted stock appreciation rights to purchase up to an additional 500,000 shares.

(b) Exercise of the Stock Appreciation Right. The administrator determines when stock appreciation rights become exercisable, however, stock appreciation rights generally are not exercisable until at least 12 months have passed following the date of grant. A stock appreciation right is exercised by giving written or electronic notice of exercise to Plantronics and specifying the number of shares of Common Stock to which the award is being exercised. Plantronics can pay the appreciation in either cash or shares of Common Stock.

(d) Exercise Price. The administrator determines the exercise price of stock appreciation rights on the date of grant, which must be at least 100% of the fair market value per share at the time of grant.

(e) Payment. Upon exercise of a stock appreciation right, a participant will be entitled to receive payment from Plantronics in an amount determined by multiplying:
•	The difference between the fair market value of a share on the date of exercise over the exercise price; times
•	The number of shares with respect to which the stock appreciation right is exercised.

In no event, however, may the payment exceed 100% of the exercise price associated with the stock appreciation right.  At the discretion of the administrator, the payment may be in cash, in shares of equivalent value, or in some combination thereof.

(f) Termination.  If the participant’s directorship, employment or consulting relationship with Plantronics is terminated for any reason, including death or total and permanent disability, stock appreciation rights may be exercised after such termination as to all of the shares as to which the participant was entitled to exercise at the date of such termination. The stock appreciation rights may be exercised after termination within the period of time as is specified in the award agreement. If such period of time is not so specified, then such period of time will equal 3 months in the case of termination other than upon death, disability or, for stock appreciation rights granted prior to the 2004 Annual Meeting, retirement, and 12 months in the case of termination upon death, disability or, for stock appreciation rights granted after the 2004 Annual Meeting, retirement.  Notwithstanding the foregoing, all stock appreciation rights must be exercised prior to the expiration of their term as set forth in the award agreement.

(g) Term and Termination of Stock Appreciation Rights.  At the time a stock appreciation right is granted, the administrator determines the period within which the stock appreciation right may be exercised, which in no event will be longer than 7 years form the date of grant.

(h) Other Provisions.  The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as the administrator may determine.

Restricted Stock Awards.  If approved by stockholders at the annual meeting on July 23, 2008, non-employee directors will be eligible to receive an annual grant of 2,000 shares of restricted stock on the date of the stockholders’ annual meeting beginning on July 23, 2008.  In addition, grants of restricted stock may be made to other eligible participants in the 2003 Stock Plan.  Each restricted stock award granted under the Plan is to be evidenced by an award agreement between Plantronics and the participant and is subject to the following additional terms and conditions:

(a) Limitation. The maximum aggregate initial value of a grant to a participant is $1,000,000.

(b) Termination. Subject to the terms of an agreement between Plantronics and a participant, if the participant’s directorship, employment or consulting relationship with Plantronics is terminated for any reason, including death or total and permanent disability, any unvested shares will be forfeited to Plantronics or Plantronics may repurchase any unvested stock obtained by the participant pursuant to a restricted stock award. Unless the administrator provides otherwise, the purchase price of the repurchased shares will equal the price originally paid, if any, for such shares by the participant.

(c) Term of Restricted Stock Awards. The administrator determines the period during which a restricted stock award will vest, which period must be at least 1 year from the date of grant. In addition, if a restricted stock award is not subject to the achievement of performance goals, then such award will fully vest over a period of at least 3 years from the grant date.

(d) Other Provisions. The restricted stock award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the administrator.

Restricted Stock Units.  Restricted stock units are awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the administrator are achieved or the awards otherwise vest. Each award of restricted stock units will be evidenced by an award agreement between Plantronics and the participant and is subject to the following additional terms and conditions:

(a) Limitation. The maximum aggregate initial value of a grant to a participant is $1,000,000.

(b) Terms of Restricted Stock Unit Awards. The administrator will establish organizational, individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of restricted stock units to be paid out to participants. The vesting period must be at least 1 year from the date of grant, provided that if an award is not subject to the achievement of performance goals, then such award will fully vest over a period of at least 3 years from the grant date.

(c) Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the administrator.

Performance Goals.  The granting or vesting of awards of restricted stock and restricted stock units under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: annual revenue; cash position; earnings per share; individual objectives; net income; operating cash flow; operating income; return on assets; return on equity; return on sales; and total shareholder return.  The performance goals may differ from participant to participant and from Award to Award and may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index.

Nontransferability of Awards. Awards granted under the Plan are generally not transferable by a participant, however, the administrator may grant limited transferability of identified and vested awards (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act of 1933, or any successor thereto) through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act of 1933.

Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control

Changes in Capitalization. Subject to any required action by the stockholders of Plantronics, in the event that Plantronics’ Common Stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments will be made in the number of shares of Common Stock subject to the Plan, the number of shares of Common Stock subject to any outstanding award under the Plan, the exercise price of any such outstanding award, and any per-person or other share limits under the Plan.  The Board will make any such adjustment and its determination in that respect will be final, binding and conclusive.

Dissolution or Liquidation. In the event of a liquidation or dissolution, any unexercised award will terminate. The administrator may, in its sole discretion, provide that a participant will have the right to exercise all or any part of his or her award, including shares as to which the award would not otherwise be exercisable. In addition, the administrator may provide that any Company repurchase option applicable to any shares purchased upon exercise of an award will lapse as to all such shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.

Merger or Change of Control. In connection with a merger of Plantronics with or into another corporation, or a “change of control,” as defined in the Plan, each outstanding award will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If there is no assumption or substitution of outstanding awards, the administrator will notify the participant that he or she has the right to exercise his or her options, rights to purchase restricted stock, and stock appreciation rights as to all of the shares subject to the award for a period of 15 days from the date of such notice and that the award will terminate upon the expiration of such period; moreover, all restrictions on restricted stock and all performance goals or other vesting requirements for restricted stock units will lapse.

Amendment and Termination of the Plan.  The Board may amend the Plan at any time or from time to time or may terminate the Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the Plan for which stockholder approval would be required under applicable law or regulation (including the requirements of The New York Stock Exchange), as in effect at the time.  However, the Board may not, without the approval of the stockholders, (i) materially increase the number of shares issuable under the Plan (unless such increase is made as an adjustment to a change in Plantronics’ capitalization), (ii) materially modify the requirements for eligibility to participate in the Plan, or (iii) reprice options or stock appreciation rights. The Plan will terminate on September 23, 2013, unless terminated sooner by the Board.  Any award outstanding under the Plan at the time of its termination will remain outstanding until they expire by their terms.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Plantronics of awards granted under the Plan.  Tax consequences for any particular individual may be different.

Nonstatutory Stock Options.

No taxable income is reportable when a nonqualified stock option with an exercise price equal to the fair market value of the Company’s stock is granted to a participant.  Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option.  Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.

No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.

No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the Company’s stock is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock and Restricted Stock Units.

A participant generally will not have taxable income at the time an award of restricted stock or restricted stock units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture.  However, the recipient of a restricted stock award (but not an award of restricted stock units) may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the award is granted.

Section 409A.

Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements.  These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation.  Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death).  Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred.  For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

The Company believes that Awards issued under the Plan have been structured to comply with Section 409A, but the Internal Revenue Service has only recently issued final regulations under Section 409A and, accordingly, the requirements of Section 409A (and the application of those requirements to Awards issued under the Plan) are not entirely clear.

Tax Effect for the Company.

The Company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to Plantronics’ Chief Executive Officer and to each of its four most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.  However, Plantronics can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met.  The Plan has been designed to permit the administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Plantronics to continue to receive a federal income tax deduction in connection with such awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.

New Plan Benefits

The number of awards that an employee or consultant may receive under the Plan is in the discretion of the Compensation Committee of the Board of Directors and therefore cannot be determined in advance. To date, only restricted stock awards and stock options have been granted under the Plan.

The following table sets forth (a) the aggregate number of shares subject to options granted under the Plan during fiscal 2008, (b) the average per share exercise price of such options, and (c) the fair market value of the number of unvested restricted stock award shares at year end based on the market value of Plantronics common stock at March 29, 2008 of $19.10.

Name and Position	Average Per Share Exercise Price	Number of Options Granted	Restricted Stock Awards (4)

Ken Kannappan	$27.58	20,000	$799,737
Director, President and CEO

Barbara Scherer	27.58	8,000	385,618
Senior Vice President and CFO

Philip Vanhoutte	27.58	4,000	319,280
Managing Director - EMEA

Don Houston	27.58	6,000	467,228
Senior Vice President Sales

Joyce Shimizu	27.58	3,200	314,985
Vice President & General Manager – Home & Home Office

Executive Group (1)	27.58	41,200	2,286,848

Non-Executive Director Group (2)	20.28	15,000	0

Non-Executive Officer Employee Group (3)	26.94	715,535	3,216,474
_______________

(1)	The Executive Group is composed of the Named Executive Officers.

(2)	The Non-Executive Director Group is composed of all Plantronics Board of Directors except Ken Kannappan.

(3)
The Non-Executive Officer Employee Group is composed of all Plantronics employees worldwide minus the Executive Group. The Non-Executive Officer Employee Group average per share exercise price is calculated as a weighted average.

(4)	Based on market value of Plantronics common stock at March 29, 2008 of $19.10, net of consideration paid ($0.01), multiplied by the number of unvested restricted stock award shares at year end.

Non-Executive Directors are granted an option to purchase 12,000 shares of common stock on the date on which the person becomes a new Director.  Annually thereafter, each continuing Non-Executive Director who has served for at least six (6) months shall be automatically granted an option to purchase 3,000 shares of common stock.  If the proposed amendments to the 2003 Stock Plan are approved by stockholders at the Annual Meeting, the date of the annual refresher grant will move from January 15 to the date of the Company’s Annual Meeting.  Previously, Non-Executive Directors were not permitted to receive awards of Restricted Stock or Restricted Stock Units.  If the proposed amendments to the 2003 Stock Plan are approved by stockholders at the Annual Meeting, Non-Executive Directors will receive grants of 2,000 shares of Restricted Stock (or Restricted Stock Units) each year on the date of the Annual Meeting.

PROPOSAL THREE
APPROVAL OF AN AMENDMENT TO
THE 2002 EMPLOYEE STOCK PURCHASE PLAN

Plantronics is seeking stockholder approval of an amendment of the 2002 Employee Stock Purchase Plan (the “2002 ESPP”) to increase the number of shares issuable under the 2002 ESPP. The 2002 ESPP was adopted by our Board and approved by Plantronics’ stockholders in July 2002. The 2002 ESPP originally authorized the issuance of 200,000 shares and was subsequently amended, with the approval of Plantronics’ stockholders” to increase the shares issuable under the 2002 ESPP by 900,000 shares. As of April 30, 2008, 289,530 shares were available for future purchases. Without a further increase, the 2002 ESPP would run out of shares. Therefore, we believe an increase is prudent to make available sufficient shares for issuance under this plan on an ongoing basis. On March 31, 2008, the Board approved an increase of 500,000 shares issuable under the 2002 ESPP, subject to stockholder approval. On June 3, 2008, the closing price of a share of Plantronics common stock on the NYSE was $22.77.

The Board believes that the 2002 ESPP is an important component of our total employee benefit package and that it is in the best interest of Plantronics and our stockholders for the stockholders to approve the proposed increase in shares available for purchase by employees under the 2002 ESPP. If our stockholders approve the increase of shares under the 2002 ESPP, the total number of shares of Common Stock available for future purchases under the 2002 ESPP will be 789,530.

The following is a summary of the principal features of the 2002 ESPP and its operation.  The following summary is qualified in its entirety by reference to the 2002 ESPP as set forth in Appendix D, attached hereto.

General. The purpose of our 2002 ESPP is to provide employees with an opportunity to purchase our common stock through payroll deductions.

Administration.  The 2002 ESPP may be administered by the Board or a committee appointed by the Board, referred to as the administrator.  All questions of interpretation or application of the 2002 ESPP are determined by the administrator, and its decisions are final, conclusive and binding upon all participants.

Term of the Plan.  The 2002 ESPP became effective June 10, 2002, the date that it was adopted by our Board, and will continue for a term of 10 years unless sooner terminated by the Board.

Eligibility.  Each of our employees or the employees of our designated subsidiaries who is customarily employed for at least 20 hours per week and more than 5 months in a calendar year is eligible to participate in the 2002 ESPP.  The exceptions to this guideline are that no employee shall be granted an option under the 2002 ESPP (i) to the extent that, immediately after the grant, such employee would own 5% of either the voting power or value of our stock or any of our subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans or those of our subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year.  As of April 30, 2008, approximately 600 employees were participating in the 2002 ESPP.

Shares Subject to the Plan.  The maximum number of shares of our common stock available for sale under the 2002 ESPP as of April 30, 2008 is 289,530 shares, subject to adjustment upon changes in capitalization as described below.  On March 31, 2008, the Board approved an increase of 500,000 shares issuable under the 2002 ESPP, subject to stockholder approval.

Offering Period.  The 2002 ESPP is implemented by consecutive offering periods lasting approximately 6 months in duration with a new offering period commencing on February 1 and August 1 of each year.  To participate in the 2002 ESPP, each eligible employee must authorize payroll deductions pursuant to the 2002 ESPP.  Such payroll deductions may not exceed 10% of a participant's compensation.  Compensation is defined as base straight time gross earnings, but exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, car allowances, profit-sharing and other compensation.  Our Board has the power to change the duration of future offering periods without stockholder approval if such change is announced at least 15 days prior to the scheduled beginning of the first offering period to be affected thereafter.  Once an employee becomes a participant in the 2002 ESPP, our common stock will automatically be purchased under the 2002 ESPP at the end of each offering period, unless the participant withdraws or terminates employment earlier.

Purchase Price.  Shares of our common stock may be purchased under the 2002 ESPP at a purchase price not less than 85% of the lesser of the fair market value of our common stock on (i) the first day of the offering period or (ii) the last day of the offering period.  The fair market value of our common stock on any relevant date will be the closing price per share as reported on the New York Stock Exchange, or the mean of the closing bid and asked prices, if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal.

Payment of Purchase Price; Payroll Deductions.  The purchase price of the shares is accumulated by payroll deductions throughout each offering period.  The number of shares of our common stock a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that offering period by the purchase price.  During the offering period, a participant may discontinue his or her participation in the employee stock purchase plan.  All payroll deductions made for a participant are credited to the participant's account under the 2002 ESPP, are withheld in whole percentages only and are included with our general funds.  Funds received by us pursuant to exercises under the 2002 ESPP are also used for general corporate purposes.  A participant may not make any additional payments into his or her account.

Withdrawal.  Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods.  However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period.  To participate in a subsequent offering period, the participant must deliver to us a new subscription agreement.

Transferability.  Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the 2002 ESPP may be assigned, transferred, pledged or otherwise disposed of in any way other than by will, the laws of descent and distribution.

Termination of Employment.  Upon termination of a participant's employment for any reason, including disability or death, his or her option and participation in the 2002 ESPP will terminate.  At such time, the payroll deductions credited to the participant's account (to the extent not used to make a purchase of our common stock) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the 2002 ESPP.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

Changes in Capitalization.  Subject to any required action by our stockholders, the number of shares reserved under the 2002 ESPP, the number of shares that may be added to the 2002 ESPP on an annual basis, the maximum number of shares that may be purchased during any offering period, as well as the price per share of common stock covered by each option under the 2002 ESPP which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us; provided, however, that conversion of any of our convertible securities shall not be deemed to have been "effected without receipt of consideration."  Such adjustment shall be made by our Board, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by us of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an option.

Dissolution or Liquidation.  In the event of our proposed dissolution or liquidation, the Board shall shorten any offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date.  The new exercise date shall be prior to the dissolution or liquidation.  If the Board shortens any offering periods then in progress, the Board shall notify each participant in writing, at least 10 business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Merger or Asset Sale.  In the event of a proposed sale of all or substantially all of our assets or the merger of us with or into another corporation, each option under the 2002 ESPP shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation.  In the event the successor corporation refuses to assume or substitute for the options, the Board shall shorten any offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date.  The new exercise date shall be prior to the date of the sale or merger.  If the Board shortens any offering periods then in progress, the Board shall notify each participant in writing, at least 10 business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the Plan.  Our Board may at any time terminate or amend the 2002 ESPP.  An offering period may be terminated by the Board at the end of any offering period if the Board determines that termination of the 2002 ESPP is in our best interests and the best interests of our stockholders.  Generally, no such termination can affect options previously granted.  No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held stockholders' meeting, if such amendment would require stockholder approval in order to comply with Section 423 of the Code.

Certain Federal Income Tax Information.  The following brief summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the 2002 ESPP does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

The 2002 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code.  Under these provisions, no income will be taxable to a participant until the shares purchased under the 2002 ESPP are sold or otherwise disposed of.  Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period.  If the shares are sold or otherwise disposed of more than 2 years from the first day of the applicable offering period and 1 year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period.  Any additional gain will be treated as long-term capital gain.  If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price.  Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase.  We generally are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Vote Required

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment to the 2002 ESPP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN, WHICH INCLUDES AN INCREASE OF 500,000 SHARES ISSUABLE THEREUNDER.

New Plan Benefits
Given that the number of shares of common stock that may be purchased under the 2002 ESPP is determined, in part, on the stock’s market value on the first and last day of the offering period and given that participation in the 2002 ESPP is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable. For illustrative purposes, the following table sets forth (a) the number of Shares that were purchased during fiscal 2008 under the 2002 ESPP, and the (b) average price per Share purchase price paid for such Shares.

Name and Position	Number of Shares Purchased	Average Per Share Purchase Price

Ken Kannappan	1,416	$16.25
Director, President and CEO

Barbara Scherer	1,094	$16.31
Senior Vice President and CFO

Philip Vanhoutte	0	N/A
Managing Director – EMEA

Don Houston	1,416	$16.25
Senior Vice President Sales

Joyce Shimizu	0	N/A
Vice President & General Manager—Home & Home Office

All executive officers, as a group (1)	13,209	$16.27

All directors who are not executive officers, as a group (2)	0	N/A

All employees who are not executive officers, as a group (3)	225,635	$16.31
_______________

(1)	The executive group is composed of all Executive Officers.

(2)	The non-executive director group is composed of all Plantronics Board of Directors except Ken Kannappan. Directors who are not employees of the Company are not eligible to participate in the ESPP.

(3)
The non-executive officer employee group is composed of all Plantronics employees worldwide minus the executive group. The non-executive officer employee group average per share exercise price is calculated as a weighted average.

Equity Compensation Plan Information

The following table sets forth information with respect to Plantronics’ equity compensation plans as of the end of the most recently completed fiscal year.

	(a)		(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(excluding securities reflected in column (a))

Equity compensation plans approved by security holders(1)	8,510,157	(3)	$26.28	2,396,889	(4)

Equity compensation plans not approved by security holders(2)	51,082		33.49	N/A

Total	8,561,239		$26.32	2,107,359
_______________

(1)
Includes the 1993 Stock Option Plan, the 1993 Director Stock Option Plan, the 2003 Stock Plan and the 2002 Employee Stock Purchase Plan but does not include the additional 1.2 million shares for which stockholder approval is being sought at this Annual Meeting for the 2003 Stock Plan or the 500,000 shares for which stockholder approval is being sought at this Annual Meeting for the 2002 Employee Stock Purchase Plan.

(2)
Granted as a material inducement of employment to current and former employees of Altec Lansing in connection with the Plantronics’ acquisition of Altec Lansing.  The material features of this plan are substantially the same as those of Plantronics’ 2003 Stock Plan and are fully described in the Form S-8 filed by Plantronics with the SEC on August 18, 2005 and in Note 12 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

(3)	Excludes purchase rights accruing under the 2002 ESPP.

(4)	Consists of shares available for future issuance under the 1993 Stock Option Plan, the 1993 Director Stock Option Plan, the 2003 Stock Plan and the 2002 ESPP.

PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), independent registered public accounting firm, to audit the consolidated financial statements of Plantronics for fiscal year 2009. The Board of Directors recommends that stockholders vote for ratification of such appointment. If this Proposal is not approved, the Audit Committee will reconsider its selection.

PricewaterhouseCoopers has audited Plantronics’ financial statements annually since 1988.  A representative of PricewaterhouseCoopers will be available at the Annual Meeting to respond to questions. The PricewaterhouseCoopers representative will have an opportunity to make a statement at the Annual Meeting if they desire to do so.

Audit and Related Fees
The following is a summary of pre-approved fees and services approved by the Audit Committee and performed by our independent registered public accounting firm for the years ended March 31, 2007 and 2008.

Audit Fees. The aggregate fees billed to us in each of fiscal 2007 and fiscal 2008 for professional services rendered by PricewaterhouseCoopers LLP for (i) the audit of our annual financial statements included in our Form 10-K; (ii) review of our interim financial statements included in the quarterly reports on Form 10-Q; (iii) services rendered by PricewaterhouseCoopers LLP in connection with the audit of management’s report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002 and (iv) consents and assistance in connection with other filings, including statutory audits and services, and public offering documents filed with the SEC were:

Fiscal Year ended March 31, 2007	$2,923,746

Fiscal Year ended March 31, 2008	$2,314,915

Amounts are accumulated based on the fiscal year for which the service is provided and not the year in which the services are rendered. Certain amounts have been estimated pending completion of statutory audits or accumulation of actual billing information.

Audit-Related Fees. The aggregate fees billed to us in fiscal 2008 for professional services rendered by PricewaterhouseCoopers LLP for advisory work of Section 404 of the Sarbanes Oxley Act of 2002 were:

Fiscal Year ended March 31, 2007	$34,824

Fiscal Year ended March 31, 2008	$0

Tax Fees. The aggregate fees billed to us in each of fiscal 2007 and fiscal 2008 for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning were:

Fiscal Year ended March 31, 2007	$204,986

Fiscal Year ended March 31, 2008	$220,906

All Other Fees. The aggregate fees billed to us in each of fiscal 2007 and fiscal 2008 for products and services provided by PricewaterhouseCoopers LLP, except those included above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were:

Fiscal Year ended March 31, 2007	$3,900

Fiscal Year ended March 31, 2008	$3,900

Our Audit Committee believes that the services rendered by PricewaterhouseCoopers that led to the fees detailed under the captions “Audit Fees,” “Tax Fees” and “All Other Fees” are compatible with maintaining PricewaterhouseCoopers’ independence.

Our Audit Committee has adopted pre-approval policies or procedures, so that all fees for services expected to be rendered by our independent registered public accounting firm are pre-approved by the Audit Committee.  All of the services performed by PricewaterhouseCoopers referenced above were pre-approved by our Audit Committee.

All audit and non-audit services provided by PricewaterhouseCoopers to us must be pre-approved in advance by our Audit Committee unless the following conditions are met:  (1) The service is one of a set of permitted services that the independent auditor is allowed to provide; (2) The total amount of such services is less than or equal to a specified amount during the fiscal year in which the services are provided; and (3) The services must be brought to the attention of the Audit Committee and approved prior to the completion of the annual audit.  All other permitted services must be pre-approved by either the Audit Committee or a delegate of the Audit Committee.  If pre-approval is obtained from a delegate of the Audit Committee, the service may be performed provided that the service must be presented to the Audit Committee at the next scheduled meeting.

Vote Required
Approval of the ratification of the appointment of PricewaterhouseCoopers as the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADDITIONAL INFORMATION

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information with respect to beneficial ownership of common stock of Plantronics as of April 30, 2008 (except as noted below) as to (i) each person who is known by Plantronics to own beneficially more than 5% of the outstanding shares of common stock, (ii) each Director and each nominee for Director of Plantronics, (iii) the Chief Executive Officer and each of the four other most highly compensated executive officers of Plantronics (the Chief Executive Officer and such other officers collectively the “Named Executive Officers”), and (iv) all Directors and Executive Officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws.

Security Ownership of Principal Stockholders and Management

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class (3)

FMR Corp. (4)
82 Devonshire Street
Boston, Massachusetts 02109	6,119,431	12.6%

PRIMECAP Management Company (5)
225 South Lake Ave., Suite 400
Pasadena, CA 91101-3005	5,880,750	12.1%

Barclays Global Investors (Deutschland) AG (6)
Apianstrasse 6
D-85774
Unterfohring, Germany	2,909,745	6.0%

Ken Kannappan	1,193,222	2.4%
Barbara Scherer	304,278	*
Don Houston	282,672	*
Philip Vanhoutte	172,666	*
Joyce Shimizu	156,883	*
Marv Tseu	35,624	*
Roger Wery	26,624	*
Estate of Trude Taylor	23,250	*
Gregg Hammann	14,624	*
Marshall Mohr	11,624	*
John Hart	7,687	*
Brian Dexheimer	0	*
All Directors and All Executive Officers as a group (22 persons)	2,855,915	5.2%
_______________

*      Less than 1%.

(1)	Unless otherwise indicated, the address for each person and entity named in the table is c/o Plantronics, Inc., 345 Encinal Street, Santa Cruz, CA 95060.

(2)
Includes stock underlying stock options held by Directors and Named Executive Officers that are exercisable within 60 days of April 30, 2008, as follows: Mr. Kannappan, 1,096,555 shares; Ms. Scherer, 256,333 shares; Mr. Houston, 237,666 shares; Mr. Vanhoutte, 146,666; Ms. Shimizu, 136,083 shares; Mr. Tseu, 29,624 shares; Mr. Wery, 26,624 shares; the Estate of Trude Taylor, 23,250 shares; Mr. Hammann, 14,624 shares; Mr. Mohr, 11,624 shares; and Mr. Hart, 7,687 shares.  All Directors and All Executive Officers as a group (22 persons), 2,336,659 shares.

(3)
For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 48,939,788 shares of common stock outstanding on April 30, 2008 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of April 30, 2008 as set forth in footnote (2) above.

(4)
As of December 31, 2007, FMR Corp. claims sole dispositive power as to 6,119,431 shares and sole voting power as to 3,600 of these shares. Information provided herein is based solely upon FMR Corp.’s Schedule 13G filed on February 13, 2008.

(5)
As of December 31, 2007, PRIMECAP Management Company (“PRIMECAP”) claims sole dispositive power as to 5,880,750 shares and neither sole nor shared voting power over these shares, based solely upon PRIMECAP’s Schedule 13G filed on February 9, 2008.  PRIMECAP has informed Plantronics that 4,701,500 of theses 5,880,750 shares were held by Vanguard Chester Funds – Vanguard PRIMECAP Fund, which is managed by PRIMECAP.  In Amendment 14 to Schedule 13G filed February 27, 2008, Vanguard Chester Funds – Vanguard PRIMECAP Fund, 100 Vanguard Blvd., Malvern, PA  19355, reported that, as of February 27, 2008 it had sole voting power over 4,701,500 of these shares and neither sole nor shared dispositive power over any of these shares.

(6)
As of December 31, 2007, Barclays Global Investors (Deutschland) AG, claims sole dispositive power as to 2,909,745 shares and sole voting power as to 2,620,583 shares.  Information provided herein is based solely upon Barclays Global Investors (Deutschland) AG’s Schedule 13G filed on January 10, 2008.

Stock Ownership Requirements

On March 6, 2007, the Nominating and Corporate Governance Committee of the Board of Directors adopted a policy requiring directors and executive officers, including the Chief Executive Officer, to own a certain amount of our Common Stock.

Outside Directors
As of the beginning of each fiscal year, all outside Directors shall hold the lesser of (i) that number of shares or the value of in the money vested stock options of Common Stock equal in value to $25,000; or (ii) 1000 shares of Common Stock. The outside Directors must attain this ownership threshold by the later of (i) July 25, 2010, or (ii) four years after his or her appointment. The value of the shares of Common Stock will be calculated based on the higher of the actual cost of the shares or their fair market value. The value of vested in the money stock options shall be the fair market value less the exercise price.  Any subsequent change in the value of the shares during such fiscal year will not affect the amount of stock that the Directors must hold during that year. The Board may modify this requirement on a case by case basis if compliance reasonably creates a hardship for any such Director.

President & Chief Executive Officer
At the beginning of each fiscal year, the President and Chief Executive Officer shall hold the lesser of (i) 25,000 shares of Common Stock, or (ii) that number of shares of Common Stock calculated by dividing the annual compensation of such Officer by the market price of the Common Stock at the beginning of each fiscal year.  In calculating whether the President and Chief Executive Officer meets the requisite ownership, the value of in the money vested stock options may be included in the calculation of ownership.The ownership threshold must be attained by the later of (i) July 25, 2010, or (ii) four years after his or her acceptance of the position. The value of the shares will be calculated at the beginning of each fiscal year and will be based on the higher of the actual cost of the shares or their fair market value.   The value of vested in the money stock options shall be the fair market value less the exercise price.  Any subsequent change in the value of the shares will not affect the amount of stock that such Officer must hold during that year. The Board may modify this requirement on a case by case basis if compliance reasonably creates a hardship for such Officer.

Executive Officers
As of the beginning of each fiscal year, all Executive Officers (as defined below) shall hold the lesser of (i) that number of shares of Common Stock equal in value to $50,000 or the value of in the money vested stock options, or (ii) 3000 shares of Common Stock. The Executive Officers must attain this ownership threshold by the later of (i) July 25, 2010, or (ii) four years after his or her acceptance of the position. The value of the shares of Common Stock will be calculated at the beginning of each fiscal year and will be based on the higher of the actual cost of the shares or their fair market value. The value of vested in the money stock options shall be the fair market value less the exercise price.  Any subsequent change in the value of the shares during such fiscal year will not affect the amount of stock that such Executive Directors must hold during that year. The Board may modify this requirement on a case by case if compliance reasonably creates a hardship for any such Executive Officer.

“Executive Officers” shall be the Plantronics Section 16 Officers, with the exception of the President and Chief Executive Officer.

Executive Compensation

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to, and earned by, our executive officers.  It places in perspective the data presented in the tables and narrative that follow.

The compensation policies for Plantronics’ executive officers are overseen by the Compensation Committee (“the Committee”) of the Board of Directors. Each Committee member is a non-employee independent director with experience in managing executive-related issues and making executive compensation decisions. One of the primary objectives of the Committee is to ensure these compensation policies attract, reward and retain talented, qualified executives in a highly competitive and fast changing business environment to manage and lead our company.

While the Chief Executive Officer (CEO) provides the Committee with his assessment of the executive officers’ performance, the Committee makes the final decision on any changes to compensation for these executives. The Committee decides independently any changes to the CEO’s compensation without the CEO being present.

Executive Compensation Philosophy and Program Objectives

 Plantronics’ fundamental executive compensation philosophy is that compensation should be tied to performance. Accordingly, the structure of Plantronics’ compensation program is designed to link executive compensation to the performance of Plantronics and to the individual contribution of each executive.  A considerable portion of each executive’s total direct compensation (TDC) is variable as opposed to fixed. TDC is the sum of annual base salary, non-equity incentives (cash bonuses) and long-term equity incentive compensation (restricted stock awards and stock options).  In fiscal year 2008, 34% of the Chief Executive Officer’s (CEO)  target TDC consisted of base salary, 30% consisted of non-equity incentives (cash bonuses) and the remaining 36% consisted of long-term equity incentives.  See chart below.

In fiscal year 2008, 43% of the Chief Financial Officer’s target TDC consisted of base salary, 27% consisted of non-equity incentives (cash bonuses) and 30% consisted of long-term incentives. See her chart below.

 The other named executive officers (“NEOs”) had a similar target TDC structure, with a significant portion (generally over 50%) of their direct compensation consisting of variable compensation.

In the 2008 fiscal year, Plantronics revised its short term bonus plan creating an Executive Incentive Program consisting of quarterly bonuses and annual bonuses for its executive officers.  Plantronics simplified its bonus plan by discontinuing eligibility for certain executive officers under the Quarterly Profit Sharing Plan and the Overachievement Bonus Plan and replacing the Quarterly Bonus Plan and Supplemental bonus Plan with the Quarterly Incentive Plan and the Annual Inventive Plan respectively.

Guiding Principles

Plantronics’ performance-based compensation program is a total system consisting of base salary and “at risk” incentives that reward executives for the achievement of performance levels designed to enhance the value of Plantronics stock. A significant portion of each executive’s compensation is dependent upon Plantronics meeting certain financial goals and upon achievement of individual performance objectives.

 The guiding principles of the Plantronics’ executive compensation program are to:

•	Attract highly qualified executives to Plantronics and motivate such individuals to perform at their highest levels

•	Reward outstanding performance

•	Retain executives whose skills are essential for building Plantronics’ business and for long-term value creation

•	Annually establish incentives for executives that are directly tied to the overall financial performance of Plantronics as well as to individual performance goals

•	Implement short- and long-term incentives to align executive efforts with stockholder value creation and foster a sense of ownership in Plantronics

•	Provide a total compensation package that is competitive with the compensation paid to executives in similar positions at comparable companies.

Compensation elements

The basic components of Plantronics’ compensation program are:

•
Base salaries, which are established based on the scope of our executives’ responsibilities, considering competitive market compensation paid by other companies for similar positions.  Base salaries are targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies;

•
Short-term incentive bonuses in the form of quarterly bonuses under the Executive Incentive Plan focus the executives on business group/unit level and individual objectives, and the annual bonus under the Executive Incentive Plan is directly linked to earnings per share and asset utilization objectives. The value of these short-term cash incentives is generally targeted between the 65th and 75th  percentile as needed to achieve competitive target total cash compensation levels.

•	Target total cash compensation is the sum of base salary and short-term incentive bonuses and is generally targeted at the 62.5 percentile, which is halfway between the median and the 75th percentile;

•	Long-term equity incentives in the form of stock options or shares of restricted stock that align executive compensation incentives with the interests of Plantronics’ stockholders;

•	TDC is the sum of target cash compensation and long-term incentives and is generally targeted at the 62.5 percentile; and

•	Compensation and employee benefits generally available to employees of Plantronics.

Market Reference and Compensation Consultant

The Committee has retained Mercer (US) Inc. (“Mercer”) to provide information, analyses, and advice regarding executive and director compensation, as described below.  The Mercer consultant who performs these services reports directly to the Committee chair.  The Company also retains Mercer and its related entities to perform other services.

At the Committee’s direction, Mercer provided the following services for the Committee during fiscal 2008:

•
Evaluated the competitive positioning of Company's named executive officers’ base salaries, annual incentive and long-term incentive compensation relative to its primary peers and the broader industry.

•	Advised the Committee on Chief Executive Officer and other named executive officer target award levels within the annual and long-term incentive program and, as needed, on actual compensation actions.

•	Provided ongoing advice on the design of Company's annual and long-term incentive plans;

•	Briefed the Committee on executive compensation trends among Company's peers and broader industry;

•	Advised the Committee as requested on the performance measures and performance targets for the annual and long-term programs;

•	Reviewed tally sheets of total compensation developed internally by the Company;

•	Assisted with the preparation of the Compensation Discussion and Analysis for this proxy statement.

Mercer may, from time to time, contact the Company’s executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Committee that the executive officers also receive.

All of the decisions with respect to the amount or form of executive and director compensation under the Company’s executive and director compensation programs are made by the Committee alone and may reflect factors and considerations other than the information and advice provided by Mercer.

Mercer used the following surveys to gather objective external compensation data.  The Committee chose these surveys in collaboration with Mercer, after a careful consideration, because Plantronics has no direct competitors in the United States the size of Plantronics that design, manufacture, market and sell headset and speaker products.

•
Radford Executive Compensation Survey for companies with $200 million to $1 billion in annual revenue. The companies (100+) that participate in this survey are primarily high-tech firms.  These firms are deemed to be the most likely firms to attract Plantronics executive talent or from which Plantronics would hire executive talent.

•
Mercer’s US Benchmark Database which includes companies (100+) of various industries and generally have annual revenue in the $500 million to $1.5 billion range. This survey provides compensation data for executives from companies in general industry, not just high technology firms.

•
Mercer’s Global Disclosure Database, which contains data from recent proxy statement disclosures. Mercer provided proxy data for firms (480+ firms from all industries and 25+ firms from the Tech Hardware and Equipment industry) with annual revenue in the $400 million to $1.6 billion range. This data was primarily used in determining long-term incentive targets for NEOs.  Stock options are valued using Black-Scholes, and all other long-term equity vehicles are valued using the fair market value stock price on the date of grant.

In September 2007, the Committee reviewed the competitive compensation data provided by Mercer and approved adjustments to base salaries and equity grants that were approximately at the median of annual adjustments, although there was considerable variation among the executives based on individual executive performance, the potential of the executive, his/her job responsibilities and his/her current compensation.

Variable Pay Programs

In fiscal 2007, the Committee worked with Mercer to review in depth the compensation plans for the CEO and his staff.  Based on that review, the Committee eliminated four variable cash pay programs (Quarterly Profit Sharing Plan, Over Achievement Bonus Plan, Regular Bonus Plan, and Supplemental Bonus Plan) and agreed to replace them with two plans:  a Quarterly Incentive Plan and an Annual Incentive Plan.  These plans were implemented at the beginning of fiscal 2008.  The combined incentive targets of these two variable pay programs range from 40% of annual base salary to a maximum of 65% in the case of certain executives and 90% of annual base salary for the Chief Executive Officer. One half of each of these targeted percentages, 45% in the case of the CEO, was based on quarterly objectives, and paid quarterly if objectives were met, while the remaining one half of these incentive targets, also 45% in the case of the CEO, was based on annual company financial objectives and paid at the end of the fiscal year if objectives were met or exceeded.

 Quarterly Incentive Plan The quarterly incentive plan rewards executives for meeting or exceeding goals that contain objective financial goals or specific subjective goals. These goals may include, but are not limited to, objective financial measures such as product group/segment or company operating income, product group/segment or company inventory turns, product group/segment or company market share, etc. They may include subjective goals that the Committee agrees are strategically important to the short- or long-term success of Plantronics. The quarterly incentive equals one half of the executives’ targeted variable cash incentives. The maximum an executive may earn is 100% of his/her quarterly targeted incentive.

 Annual Incentive Plan The annual incentive plan rewards executives for meeting or exceeding two overall company related financial goals: earnings per share (EPS) and asset utilization. EPS is defined as GAAP (generally accepted accounting principles) earnings per share for the fiscal year. Asset utilization is defined as: Fiscal Year Sales divided by (Average Inventory + Average Accounts Receivable – Average Accounts Payable + Average Net Property, Plant and Equipment) for the most recent 5 quarters.

The EPS portion of this annual incentive is designed to reward growth in earnings, which is a significant shareholder concern, and consequently accounts for 75% of this incentive. The asset utilization portion of this annual incentive addresses how efficiently the management team uses Plantronics assets and accounts for the remaining 25%. The maximum an executive can earn for the annual incentive is 200% of his/her annual incentive target.

The table below shows how these incentive plans look to the executives:

Metric	Weighting	Minimum		Target		Maximum
Award Multiplier		0.5	x	1.0	x	2.0	x
Share 1-year	75%	$1.00		$1.12		$1.44
Asset Utilization	25%	2.61		2.78		3.00

x = the executives annual incentive percentage; for the CEO, this percentage is 45% of his annual base salary.

Fiscal 2008 Performance

As stated above, for the incentives paid quarterly, each executive was given objective financial goals or specific subjective goals.  During each quarter of fiscal 2008, the executives were paid between 44% and 100% of their quarterly incentive target.

The Committee established and the Board of Directors approved the GAAP EPS and asset utilization targets for fiscal 2008 as the goal for 100% payout for the annual incentive.  The Committee also set the minimum threshold below which no annual incentive would be paid. This EPS threshold for fiscal 2008 was $1.00. Concurrently, the Committee established a maximum payout of 200% of the Annual target if EPS of $1.44 was achieved.  At the time these goals were established, there was little certainty that they would be reached as the dollar was weakening and the United States economy appeared to be headed for a recession.  In view of the macroeconomic trends, the minimum, target and maximum goals were thought to be reasonably set.

Metric	FY08 Total	Weight	Payout Earned	Weighted Payout
GAAP EPS	$1.39	75%	184%	138%
Asset Utilization	2.77	25%	94%	24%
			Total	162%

Stock Options and Restricted Stock

Plantronics offers long-term equity incentives to executive officers through its 1993 Stock Option Plan, adopted by the Board of Directors in September 1993, as subsequently amended, and through its 2003 Stock Plan, adopted by the Board of Directors in May 2003 and ratified by stockholders on June 27, 2003, as subsequently amended. The 1993 Stock Option Plan expired on September 23, 2003. The 2003 Stock Plan took effect on September 24, 2003. The 1993 Stock Option Plan and the 2003 Stock Plan shall together be referred to as the Stock Plan.

The Committee grants stock options and restricted stock to its executives after consideration of the equity that is granted to executives in similar jobs at comparable companies, the individual’s scope of responsibilities with Plantronics, past performance and future potential to influence the long-term growth and profitability of Plantronics.  The Committee gives primary weight to the executive’s position, responsibilities and performance. In addition, stock options and shares of restricted stock are intended to:

•	Attract and retain highly qualified executives.

•
Align the interests of the executives with the interests of Plantronics’ stockholders.  Stock options and restricted stock constitute a significant portion of Plantronics’ incentive compensation program. For example, in fiscal 2008 approximately 36% of the CEO’s TDC consisted of stock options and restricted stock awards.

•	Encourage employees to remain with Plantronics. Stock options and restricted stock granted under the Stock Plan incorporate time-based vesting schedules.

Stock options granted to executives generally vest over 3-4 years from date of grant and have a seven-year term. Restricted stock generally vests pro rata on a quarterly basis over a four or five year period from the dates of the grants, for grants of 10,000 or more shares. For grants under 10,000 shares, the vesting occurs pro rata on an annual basis over a  four or five-year period from the dates of the grants. The vesting period for RSAs was five years until September 2007 when the Committee decided to make the vesting period four years.

Stock Options and Restricted Stock Grants in Fiscal Year 2008 and Fiscal Year 2009

The Committee approved equity awards to the executives on two occasions.  The first grant occurred on October 26, 2007.  The second grant occurred on May 2, 2008.  Refresher grants were traditionally given in the Fall of each year.  Best practice for granting equity is to make the grants shortly after the Company’s financial results are announced.  The Company wished to continue to make a grant in the Fall and an additional grant in the Spring, in both cases shortly after the Company’s financials are announced.  The Committee intends to grant on a semi-annual basis in the future, likely in the Fall and Spring, believing that approach should help mitigate any potential undue benefit or penalty to the executives that might result from an unusual change in the stock price following a grant due to circumstances beyond their control. The Committee believes this practice further supports long-term growth in the value of Plantronics stock.  The value of equity grants over a twelve month period is targeted between the 60th and 70th percentile as needed to achieve competitive TDC positioning.

In September 2007, Mercer provided to the Committee objective data from its recent Global Disclosure Database survey.  The companies in the survey had annual revenues between $400 million and $1.6 billion.  This survey included Long-Term Incentive (LTI) market medians for the five highest paid executives within each of these companies.  Mercer determines the LTI by valuing stock options using the Black-Scholes option pricing model, and all other long-term equity vehicles are valued using the fair market value stock price on the date of grant. Mercer then calculates the market median of the LTI as a percent of base salary. Mercer’s data indicated the median of LTI, as a percent of base salary, was 163% of base salary for the CEO when looking at all industries and was 173% of base salary when looking at the CEOs in the Tech Hardware and Equipment industry. Similar, although much lower ratios of LTI to base salaries, were calculated for the other executives.

The actual number of stock options and shares of restricted stock granted to each executive for purposes of fiscal year 2008 compensation was determined by the Committee after:

•	reviewing Mercer’s LTI as a percent of base salary recommendation for each executive’s position;

•	using Plantronics’s Black-Scholes value and a recent fair market stock price for Plantronics stock; the price that was used was $28.00 per share;

•	weighing the executive’s past performance, future contribution potential and other compensation elements the executive received, and then

•
splitting the total LTI award into stock options and restricted stock.  The actual split varied by executive based on the CEO’s assessment and recommendation and the Committee’s approval. The CEO’s equity grant was determined by the Committee without the CEO being present.

The Committee approved a reduction in the vesting period for stock options from four years to three years, with 33% of the options to vest on the first anniversary of the grant date and 2.8% of the options to vest on a monthly basis thereafter. The Committee approved this reduction in vesting because the pool of stock available for granting was shrinking but Plantronics still wanted to grant stock options widely in the Company in order to align the interests of a wide group of employees with the interests of stockholders. Consequently, to enhance the perceived value of a smaller quantity of stock in the grants to the Company’s employees, a shortened vesting period was approved.   The Committee also approved a reduction in the vesting periods for restricted stock awards.  For grants of fewer than 10,000 shares, the vesting was reduced from five years to four years with 25% of the grant vesting on each of the first four anniversaries of the grant date. For restricted stock grants of 10,000 shares or more, the vesting occurs pro rata on a quarterly basis over a four-year vesting period from the date of the grant.

The Committee continued its policy for refresher grants for current executives of granting stock options and  restricted stock three days after quarterly financial results are announced. This policy was adopted so that material financial information is widely known to the financial markets when equity awards are made. Accordingly, stock options and restricted stock were granted to current executives on October 26, 2007 when Plantronics stock price closed at $27.58 and then on May 2, 2008 when Plantronics stock closed at $24.17

Compensation of Chief Executive Officer

In making compensation decisions with respect to the Chief Executive Officer, the Committee refers to Mr. Kannappan’s Employment Agreement (discussed below and described in this Proxy Statement under the caption “Additional Information — Employment Agreements and Change-in-Control Arrangements”) and also generally applies the compensation philosophy described above. In keeping with the Committee’s guiding principles on executive compensation, the majority (over 65%) of Mr. Kannappan’s TDC is variable and therefore subject to his and Plantronics performance.

Mr. Kannappan’s Base salary

The Committee reviewed compensation data from Mercer, and executive compensation increase data from Radford surveys, which indicated that the median base salary increase for Chief Executive Officers in 2007 was approximately 4.5%. Consequently, the Committee approved increasing Mr. Kannappan’s annual base salary by 4.5% from $600,000 to $627,000 effective October 1, 2007.

Perquisites

Mr. Kannappan receives the following perquisites: car allowance, medical reimbursement insurance, legal and tax preparation fee reimbursement and four weeks of paid vacation.

Mr. Kannappan’s Short-Term Cash Incentive

As stated above, at the beginning of fiscal 2008, the Committee established two incentive plans for the executives of Plantronics: a quarterly incentive plan and an annual incentive plan. The combined incentive target of these two variable pay programs in fiscal 2008 was 90% of Mr. Kannappan’s annual base salary.

Mr. Kannappan had a cash incentive equal to 45% of his annual base salary based on quarterly objectives, and paid quarterly if objectives are met. The maximum Mr. Kannappan could earn for his quarterly incentive was 100% of the target or 45% of his annual base salary. For fiscal 2008, Mr. Kannappan’s quarterly objectives were based on GAAP EPS for each quarter.

Mr. Kannappan had a further cash incentive equal to 45% of his annual base salary based on annual objectives, and paid at the end of the fiscal year if the objectives were met. The maximum Mr. Kannappan could earn for his annual incentive was 200% of the target.  For fiscal 2008, Mr. Kannappan’s annual objectives were based on GAAP EPS and asset utilization.

Mr. Kannappan earned 100% of his 45% quarterly incentive for fiscal year 2008. He earned 162% of his 45% annual incentive for fiscal 2008.

Mr. Kannappan’s Long-Term Incentive

In September 2007, Mercer provided to the Committee objective data from their recent Global Disclosure Database survey.  The Committee considered this information, evaluated Mr. Kannappan’s performance and then based on market driven data for other comparable CEOs in the Mercer Global Disclosure Database Survey determined an appropriate level of equity compensation for Mr. Kannappan.  At the conclusion of the review, the Committee determined that Mr. Kannappan’s total equity compensation should equal about 165% of his new base salary or about $1,033,000. The Committee then granted 15,000 shares of restricted stock, worth $413,700 when granted.  In keeping with the Committee’s decision to grant equity twice per year, the Committee decided to grant 20,000 stock options, worth just over $240,000 using the Black-Scholes option-pricing model at the time the Committee considered the equity grant. The Committee approved granting 30,000 options on May 2, 2008 when Plantronics’ stock closed at $24.17. Using the Black-Scholes options-pricing model, the value of this grant was $358,950.

Mr. Kannappan’s Employment Agreement

Mr. Kannappan has an employment agreement which stipulates that if his employment is involuntarily terminated, other than for cause, or if his employment terminates by reason of his voluntary resignation on or after July 4, 2002, then he is entitled to receive the following for 24 months following this termination date:

•	Continued cash payment equal to 75% of his average cash compensation earned in the four fiscal quarters immediately prior to his termination date.

•
Continued coverage of the Company’s Benefits which include the group medical/dental plan and Exec-u-care medical reimbursement insurance program, the company’s disability, life or other group insurance benefits and the Automobile Expense Reimbursement Program.

In addition, any portion of any equity grants which would have vested had his employment continued for the next succeeding 18 months shall automatically accelerate and Mr. Kannappan shall become fully vested on the above named shares prior to his termination.

Tax Deductibility of Executive Compensation. Section 162 of the Internal Revenue Code of 1986, as amended limits to $1 million per individual per year the federal income tax deductibility of compensation, other than performance-based compensation within the meaning of Section 162(m), paid to Plantronics’ Chief Executive Officer and to each of the other four most highly compensated executive officers. Based on Plantronics’ current compensation plans and policies, Plantronics and the Committee believe that, for the near future, there is little risk that Plantronics will lose any material tax deduction for executive compensation.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by Plantronics for fiscal years 2007 and 2008 to the Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of Plantronics (the CEO, CFO and such other officers collectively the “Named Executive Officers”).  Effective October 1, 2007, Ken Kannappan received an increase in his annual base salary from $600,000 to $$627,000; Barbara Scherer received an increase in her annual base salary from $320,000 to $375,000 ; Philip Vanhoutte received an increase in his annual base salary from £160,000 to £187,000; Don Houston received an increase in his annual base salary from $259,560 to $340,000; and Joyce Shimizu received an increase in her annual base salary from $261,414 to $290,000.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards($) (2)	Non- Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (4) (5)		Total ($)
Ken Kannappan	2008	613,500		43,428	26,968	723,318		33,497		1,440,711
Director, President and CEO	2007	550,001		57,057	99,018	147,013		34,425		887,514
Barbara Scherer,	2008	367,500		17,371	10,787	311,099		27,551		734,308
Senior VP Finance & Administration and CFO	2007	292,108		8,605	16,218	101,239		28,531		446,701
Philip Vanhoutte,	2008	368,958		11,581	5,394	234,088		53,711		673,732
Managing Director - EMEA	2007	305,332		12,047	8,109	121,758		42,742	(6)	489,988
Don Houston,	2008	320,000		14,476	8,090	271,099		35,570		649,235
Senior Vice President – Sales	2007	259,960		25,815	8,109	91,879		34,319		419,682
Joyce Shimizu,	2008	290,000		14,476	4,315	189,950		34,128		532,869
VP & General Manager – Home & Home Office	2007	261,414		10,326	6,487	107,102		28,785		414,114

(1)
Stock awards reported are amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R, disregarding estimated forfeitures.   Refer to Footnote No. 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Footnote No. 12 – Stockholders’ Equity to the Company’s financial statements contained in the Company’s Form 10-K filed May 27, 2008 for assumptions made in valuation.

(2)
Option awards reported are amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R, disregarding estimated forfeitures.  Refer to Footnote No. 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Footnote No. 12 – Stockholders’ Equity to the to the Company’s financial statements contained in the Company’s Form 10-K filed May 27, 2008 for assumptions made in valuation.

(3)	Amounts shown are the sum of the components a-d:

a)
the following payments by Plantronics under the Quarterly Profit Sharing Plan for each executive in fiscal 2007: Mr. Kannappan ($36,021), Ms. Scherer ($19,125), Mr. Vanhoutte ($20,742), Mr. Houston ($17,112) and Ms. Shimizu ($17,234).  In fiscal 2008, the Quarterly Profit Sharing Plan was discontinued for executive officers including the NEO’s.

b)
the following payments by Plantronics under the Over Achievement Bonus Plan for each executive in fiscal 2007:  Mr. Kannappan ($0), Ms. Scherer ($0), Mr. Vanhoutte ($0), Mr. Houston ($0) and Ms. Shimizu ($0).  In fiscal 2008, the Over Achievement Bonus Plan was discontinued for executive officers including the NEO’s.

c)
the following payments by Plantronics under the Regular Bonus Plan for each executive in fiscal 2007 respectively: Mr. Kannappan ($110,992), Ms. Scherer ($82,114), Mr. Vanhoutte ($100,660), Mr. Houston ($74,767) and Ms. Shimizu ($89,868).  In fiscal 2008, the Regular Bonus Plan was replaced by the Quarterly Incentive Plan.  The following payments were made under the Quarterly Incentive Plan respectively:  Mr. Kannappan ($276,076), Ms. Scherer ($117,610), Mr. Vanhoutte ($86,701), Mr. Houston ($102,619) and Ms. Shimizu ($72,500).

d)
the following payments by Plantronics under the Supplemental Bonus Plan for each executive in fiscal 2007: Mr. Kannappan ($0), Ms. Scherer ($0), Mr. Vanhoutte ($0), Mr. Houston ($0) and Ms. Shimizu ($0).  In fiscal 2008, the Supplemental Bonus Plan was replaced by the Annual Incentive Plan.  The following payments were made under the Annual Incentive Plan respectively:  Mr. Kannappan ($447,242), Ms. Scherer ($193,489), Mr. Vanhoutte ($147,387), Mr. Houston ($168,480) and Ms. Shimizu ($117,450).

(4)
Amounts shown include company contributions or other allocations to defined contribution plans for benefits such as employer 401(k) contributions, 401(k) match payments, pension contributions (for Mr. Vanhoutte), Restricted Stock Award dividends and insurance premiums.

(5)
Includes contributions for the Defined Compensation Program, a supplemental benefit program available only to vice presidents and above to reimburse participants for items such as medical co-payments, legal or financial planning services, and a car allowance.  For Mr. Vanhoutte it also includes a gym membership and office allowance.

(6)	This amount includes a $19,692 non-US pension and a $26,816 car allowance paid to Mr. Vanhoutte.

Plan Based Awards

The following table shows information concerning plan based awards to the Named Executive Officers during the fiscal year 2008.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date (1)	Compen-sation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards	Grant Date Fair Value of Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Ken Kannappan(3)	10/26/07	9/27/07							15,000	20,000	$27.58	$413,550	$190,690

Barbara Scherer	10/26/07	9/27/07							6,000	8,000	27.58	165,420	76,276

Phillip Vanhoutte	10/26/07	9/27/07							4,000	4,000	27.58	110,280	38,138

Don Houston	10/26/07	9/27/07							5,000	6,000	27.58	137,850	57,207

Joyce Shimizu	10/26/07	9/27/07							5,000	3,200	27.58	137,850	30,510

(1)	Pursuant to the policy of the Compensation Committee, stock options are granted three days after quarterly financial results are announced.

(2)	33.3% of the shares subject to the option vest on the 1-year anniversary of the grant, and 1/36 of the shares subject to the option vest each month thereafter.

(3)	Please see discussion of acceleration of equity grants on page 41 under Mr. Kannappan’s Employment Agreement.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number of shares acquired and value realized for stock options exercised and restricted stock awards vested during fiscal 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Ken Kannappan	77,600	$811,501	14,504	$351,110

Barbara Scherer	88,125	1,171,542	5,200	129,242

Philip Vanhoutte			4,400	110,206

Don Houston	30,000	433,860	6,400	157,184

Joyce Shimizu	12,750	134,222	3,800	97,918

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information about stock options and restricted stock awards held by Named Executive Officers outstanding as of the end of fiscal 2008.

	Option Awards					Stock Awards

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ken Kannappan (1)	150,000	0		19.92	11/6/2008
	120,000	0		21.00	6/24/2009
	120,000	0		35.46	6/29/2010
	150,000	0		17.49	6/22/2011
	190,000	0		21.35	11/1/2011
	150,000	0		16.50	7/15/2012
	90,000	10,000		26.90	9/3/2013
	50,000	0		40.48	9/22/2011
	14,500	9,500		27.16	10/19/2012
	47,221	52,779		20.44	10/27/2013
	0	20,000		27.58	10/26/2014	41,893	799,737

Barbara Scherer (2)	30,000	0		21.75	2/8/2009
	30,000	0		24.46	2/4/2010
	25,000	0		30.00	2/13/2011
	45,000	0		17.49	6/22/2011
	45,000	0		16.50	7/15/2012
	36,000	4,000		26.90	9/3/2013
	35,000	0		40.48	9/22/2011
	7,083	12,917		20.44	10/27/2013
	0	8,000		27.58	10/26/2014	20,200	385,618

Philip Vanhoutte (3)	90,000	10,000		25.84	9/22/2013
	45,000	5,000		25.84	9/22/2013
	3,541	6,459		20.44	10/27/2013
	0	4,000		27.58	10/26/2014	16,725	319,280

Don Houston (4)	30,000	0		21.75	2/8/2009
	30,000	0		24.46	2/4/2010
	10,000	0		38.75	9/15/2010
	25,000	0		30.00	2/13/2011
	40,000	0		17.49	6/22/2011
	40,000	0		16.50	7/15/2012
	27,000	3,000		26.90	9/3/2013
	30,000	0		40.48	9/22/2011
	3,541	6,459		20.44	10/27/2013
	0	6,000		27.58	10/26/2014	24,475	467,228

Joyce Shimizu (5)	39,000	0		21.88	5/6/2009
	45,000	0		35.46	6/29/2010
	22,500	2,500		26.90	9/3/2013
	25,000	0		40.48	9/22/2011
	2,833	5,167		20.44	10/27/2013
	0	3,200		27.58	10/26/2014	16,500	314,985

(1)	The first 6 options listed for Mr. Kannappan are fully vested. The remaining 5 options vest, in the order given, on 9/3/08, 3/8/05, 10/19/09, 10/27/09 and 10/26/10.

(2)	The first 5 options listed for Ms. Scherer are fully vested. The remaining 4 options vest, in the order given, on 9/3/08, 3/8/05, 10/27/10 and 10/26/10.

(3)	Mr. Vanhoutte’s options vest, in the order given, on 9/22/08, 9/22/08, 10/27/10 and 10/26/10.

(4)	The first 6 options listed for Mr. Houston are fully vested. The remaining 4 options vest, in the order given, on 9/3/08, 3/8/05, 10/27/10 and 10/26/10.

(5)	The first 2 options listed for Ms. Shimizu are fully vested. The remaining 4 options vest, in the order given, on 9/3/08, 3/8/05, 10/27/10 and 10/26/10.

10b5-1 Trading Plans
Plantronics permits our Officers and Directors to adopt trading plans under Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which allows stockholders to establish prearranged written plans to buy or sell shares or exercise stock options in accordance with predetermined formulas. Rule 10b5-1 plans allow stockholders to buy or sell shares of Plantronics common stock according to their plan on a regular basis (for example, weekly or monthly or in accordance with another predetermined formula), regardless of any subsequent nonpublic information they receive. As of April 30, 2008, any officers who previously entered into 10b5-1 Trading Plans had terminated all such plans.

Employment Agreements and Change-in-Control Arrangements

Mr. Kannappan
In July 1999, Plantronics entered into a three-year employment agreement with Ken Kannappan, Chief Executive Officer. This employment agreement superseded the employment agreement entered into between Plantronics and Mr. Kannappan in March 1996. The term of the current agreement automatically extends, after its initial three-year term, for additional one-year periods unless either Plantronics or Mr. Kannappan gives advance notice of termination. Mr. Kannappan’s contract is expected to renew in the ordinary course.

The agreement provided for an initial annual base salary of $375,000, payable in installments on Plantronics’ regular payroll schedule. Mr. Kannappan’s performance is reviewed annually by the Compensation Committee, and his base salary is adjusted annually based upon that review in the discretion of the committee. His current base salary is approximately $627,000 per year. The agreement also provided for performance bonuses of 90% of base salary at target in the 2008 fiscal year if Plantronics meets certain performance targets established by the Board. A portion of the bonus is payable quarterly with the remainder payable after the close of the fiscal year and the release of audited financial results.

Pursuant to Mr. Kannappan’s employment agreement, in the event that (i) Plantronics terminates Mr. Kannappan’s employment (other than for cause), including voluntary resignation by Mr. Kannappan because of a constructive discharge (as defined in the agreement); or (ii) Mr. Kannappan terminates his employment voluntarily; or (iii) Mr. Kannappan’s employment terminates because of death or disability, he (or his beneficiaries in the case of death) will receive for a period of 2 years from the date of termination of employment (a) continued cash compensation payments equal to 75% of the average of the cash compensation earned in the four full fiscal quarters immediately preceding the date of termination of employment, and (b) continuation of certain fringe benefits. Under the agreement, a termination is “for cause” only if such termination results from gross misconduct that is materially injurious to Plantronics. “Cash compensation” as used above means base salary, profit sharing, and incentive bonuses earned in the applicable four fiscal quarters, even if the amounts are paid in subsequent periods. If his employment terminates from death or disability, his benefits will be offset to the extent of any disability or death benefits payable under any Plantronics employee benefit plan. For a period of 36 months following Mr. Kannappan’s termination of employment with Plantronics, Mr. Kannappan may not perform services for any direct competitor of Plantronics and may not solicit any of Plantronics’ employees to become employed by any other business enterprise.

Under Mr. Kannappan’s employment agreement, Plantronics has agreed to indemnify Mr. Kannappan to the fullest extent permitted by law so long as Mr. Kannappan acts in good faith. Failure by Plantronics to provide such indemnification is deemed to be a breach of the employment agreement and may be deemed a termination of Mr. Kannappan’s employment other than for cause.

Ms. Scherer, Mr. Houston and Ms. Shimizu
Each of  Ms. Scherer, Mr. Houston and Ms. Shimizu has an employment agreement with Plantronics setting forth the terms and conditions for payments upon voluntary termination, termination for cause, involuntary not-for-cause termination, termination in the event of a change of control or in the event of disability or death. The terms of these employment agreements are substantially similar.  Ms. Scherer joined Plantronics in March 1997 as Vice President Finance and Administration and Chief Financial Officer, and entered into an employment agreement with Plantronics at that time. Mr. Houston entered into an employment agreement with Plantronics in November 1996 and Ms. Shimizu entered into an employment agreement with Plantronics in May 2001.  As described below, these agreements provide that, subject to certain conditions, these executive employees are entitled to continuation of their base salary for six months following involuntary not-for-cause termination, involuntary termination in the event of a change of control or in the event of disability or death, with certain continuation periods. Information concerning the base salaries of the Named Executive Officers is disclosed at “Additional Information-Summary Compensation Table.”

A “Change of Control” occurs when (i) any person becomes the beneficial owner of Company securities representing 40% or more of the total voting power of its then outstanding voting securities; (ii) a change in the composition of the Board of Directors occurs within a two-year period as a result of which fewer than a majority of the directors are “Incumbent Directors” (i.e., Directors who are directors as of the date of this proxy statement); (iii) a merger or consolidation of Company with any another company, except where the voting securities of the Company outstanding immediately prior thereto continue to represent at least 70% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of liquidation or disposition of substantially all of Company’s assets; and (iv) various events of bankruptcy, insolvency or reorganization.

“Cause” means an employee’s termination upon the employee’s (i) failure to comply with the Company’s practices and policies, or to follow reasonable instructions of the employee’s supervisor; (ii) engaging in willful misconduct injurious to the Company; (iii) committing a felony, or act of fraud or misappropriation against the Company; or (iv) breaching the terms of the employee agreement or the Patent, Secrecy and Invention Agreement between employee and the Company.

“Certain Reasons” means a reduction by the Company of the employee’s reporting relationship without consent, a material reduction in employee benefits, or the relocation of the employee to a location which increases the commute by more than 25 miles.

If within a two year period following a Change of Control while the employee is still an employee of the Company, the employment terminates, then the employee is entitled to receive the following severance benefits.

If employment is terminated by the Company other than “For Cause” or in the event the employee terminates for “Certain Reasons”, then, in lieu of any severance benefits under any Company plan, the Company shall continue to pay the employee his or her then current base salary for a period of up to six months following such termination. If, at the end of such six month period, the employee has not obtained new employment after a good faith effort, then the payments will be extended on a month by month basis until (i) six months after the expiration of the initial six month period; or (ii) the date of new employment, whatever occurs first. During the salary continuation period, the Company will continue to provide the medical, disability, life or insurance benefits in effect at the time of termination.

If the Company terminates an employee For Cause or if the employment is terminated voluntarily other than for Certain Reasons, then the employee is not entitled to receive severance or other benefits under the employment agreement or otherwise.

If the employment terminates due to death or disability, the Company shall pay the employee the base salary for a period of twelve (12) months.

If the employment is terminated for any reason after the 24-month period following a Change of Control, then the employee shall not be entitled to any severance or benefits under the employment agreement, but will be entitled to receive severance or other benefits under the terms of the Company’s then existing severance and benefit plans and policies at the time of termination.

The Company’s obligation to pay severance benefits are conditioned upon the employee’s complying with a covenant not to compete with the Company and a covenant not to solicit or induce other employees to terminate their employment with the Company. Both of these covenants apply for a period of two years following the termination of employment with the Company.

Mr. Vanhoutte
Mr. Vanhoutte joined Plantronics Ltd., a Plantronics subsidiary, as Managing Director, effective June 12, 2003 and signed a Service Agreement at that time. The Service Agreement covers normal employment terms and conditions and permits immediate dismissal for a number of enumerated provisions that would constitute “for cause” termination. In addition, his employment may be terminated by either party by giving six (6) months notice. Once this notice is given, the Company may terminate Mr. Vanhoutte by paying him twelve (12) months base salary if termination occurs in the second twelve (12) months of employment or six (6) months of base salary if the termination occurs thereafter. If Mr. Vanhoutte is terminated for cause, he will receive six (6) months base salary. The Service Agreement also contains a six (6) month covenant not to compete and not to solicit.

Payments Upon Termination or Change of Control

The following table shows the potential payments upon termination or a change of control of the Company for Ken Kannappan, the Company’s President and Chief Executive Officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 3/31/2008	Involuntary Not For Cause Termination on 3/31/2008	For Cause Termination on 3/31/2008	Involuntary for Certain Reasons Termination on 3/31/2008	Death or Disability on 3/31/2008
Compensation (1)	$1,002,613	$1,002,613	-	$1,002,613	$1,002,613
Benefits	Standard medical, disability or life insurance (2)	Standard medical, disability or life insurance (2)		Standard medical, disability or life insurance (2)	Standard medical, disability or life insurance (2)

(1)  Mr. Kannappan is entitled to receive 75% of his “cash compensation” earned in the four full fiscal quarters immediately preceding the date of termination plus certain fringe benefits for a period of two years from the date of termination. “Cash compensation” means base salary, profit sharing, and incentive bonuses.  For a period of 36 months after termination, Mr. Kannappan is subject to covenants not to compete and not to solicit.
(2)  $14,257 for the 2008 fiscal year.

The following table shows the potential payments upon termination or a change of control of the Company for Barbara Scherer, the Company’s Vice President Finance and Administration and Chief Financial Officer.

Executive Benefits and Payments Upon Separation Following a Change of Control	Voluntary Termination on 3/31/2008	Involuntary Not For Cause Termination on 3/31/2008	For Cause Termination on 3/31/2008	Involuntary for Certain Reasons Termination on 3/31/2008	Death or Disability on 3/31/2008
Compensation (1)	-	$187,500	-	$187,500	$187,500
Benefits	-	Standard medical, disability or life insurance (2)		Standard medical, disability or life insurance (2)	Standard medical, disability or life insurance(2)

(1)  Ms. Scherer is entitled to receive six months of base salary and fringe benefits if certain events of termination occur within  two years of a Change of Control. Ms. Scherer’s payments are calculated based upon a $375,000 annual base salary. The benefits may be extended for up to twelve months if she is unable to obtain subsequent employment. Ms. Scherer is subject to covenants not to compete and not to solicit for a two year period. In the event termination occurs for any reason after the twenty-four month period following a Change of Control, Ms. Scherer is not entitled to any severance or other benefits under her employment agreement, but will be entitled to receive severance and other benefits under the terms of the Company’s then existing plans and policies at the time of the termination.
(2)  $14,257 for the 2008 fiscal year.

The following table shows the potential payments upon termination or a change of control of the Company for Phillip Vanhoutte, the Managing Director of Plantronics, Ltd.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 3/31/2008	Involuntary Not For Cause Termination on 3/31/2008	For Cause Termination on 3/31/2008	Involuntary for Certain Reasons Termination on 3/31/2008	Death or Disability on 3/31/2008
Compensation (1)	$186,224	-	$186,224	-	-
Benefits

(1) Mr. Vanhoutte’s employment agreement provides that his employment may be terminated by either party upon six months notice or immediately by the Company for cause. In either event, the Company will pay him six months base salary. Mr. Vanhoutte is subject to covenants not to compete and not to solicit for a six month period.

The following table shows the potential payments upon termination or a change of control of the Company for Don Houston, the Company’s Senior Vice President – Sales.

Executive Benefits and Payments Upon Separation Following a Change of Control	Voluntary Termination on 3/31/2008	Involuntary Not For Cause Termination on 3/31/2008	For Cause Termination on 3/31/2008	Involuntary for Certain Reasons Termination on 3/31/2008	Death or Disability on 3/31/2008
Compensation (1)	-	$170,000	-	$170,000	$170,000
Benefits		Standard medical, disability or life insurance (2)		Standard medical, disability or life insurance (2)	Standard medical, disability or life insurance (2)

(1)  Mr. Houston is entitled to receive six months of base salary and fringe benefits if certain events of termination  occur within  two years of a Change of Control. The benefits may be extended for up to twelve months if he is unable to obtain subsequent employment. Mr. Houston is subject to covenants not to compete and solicit for a two year period.   In the event termination occurs for any reason after the twenty-four month period following a Change of Control, Mr. Houston is not entitled to any severance or other benefits under his employment agreement, but will be entitled to receive severance and other benefits under the terms of the Company’s then existing plans and policies at the time of the termination.
(2)  $14,257 for the 2008 fiscal year.

The following table shows the potential payments upon termination or a change of control of the Company for Joyce Shimizu, the Company’s Vice President and General Manager – Home & Home Office.

Executive Benefits and Payments Upon Separation Following a Change of Control	Voluntary Termination on 3/31/2008	Involuntary Not For Cause Termination on 3/31/2008	For Cause Termination on 3/31/2008	Involuntary for Certain Reasons Termination on 3/31/2008	Death or Disability on 3/31/2008
Compensation (1)	-	$145,000	-	$145,000	$145,000
Benefits		Standard medical, disability or life insurance (2)		Standard medical, disability or life insurance (2)	Standard medical, disability or life insurance (2)

(1) Ms. Shimizu is entitled to receive six months of base salary and fringe benefits  if certain events of termination occur within two years of a Change of Control.  The benefits may be extended for up to twelve months if she is unable to obtain subsequent employment. Ms. Shimizu is subject to covenants not to compete and solicit for a two year period.  In the event termination occurs for any reason after the twenty-four month period following a Change of Control, Ms. Shimizu is not entitled to any severance or other benefits under her employment agreement, but will be entitled to receive severance and other benefits under the terms of the Company’s then existing plans and policies at the time of the termination.
(2)  $14,257 for the 2008 fiscal year.

Compensation Committee Interlocks and Insider Participation
As noted above, Directors Taylor, Tseu, Hammann and Hart served as members of the Compensation Committee during fiscal year 2008.  None of the relationships described in Item 407(e)(4)(iii) of Regulation S-K exist.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Plantronics’ officers and Directors, and persons who own more than ten percent of a registered class of Plantronics’ equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish Plantronics with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or certain written representations from the reporting persons, Plantronics believes that, during fiscal 2008, all filing requirements applicable to its officers and Directors were performed in compliance with the requirements of Section 16(a).

OTHER MATTERS

Plantronics knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

For the Board of Directors

/s/ Rich Pickard
Rich Pickard
Secretary
Dated: June 10, 2008

APPENDIX A

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the Audit Committee’s report submitted to the Board of Directors for the fiscal year ended March 31, 2008.

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed Plantronics’ audited financial statements for the fiscal year ended March 31, 2008 with Plantronics’ management, which has primary responsibility for the financial statements;

•	Discussed with PricewaterhouseCoopers LLP, Plantronics’ independent registered public accounting firm, the materials required to be discussed by statement on Auditing Standard No. 61;

•
Received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independent Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers LLP its independence; and

The Board of Directors determined that each member of the Audit Committee is, and has been at all times during the 2008 fiscal year, “independent” as defined under the NYSE listing standards and Plantronics independence guidelines. Each member of the Audit Committee also satisfies the SEC’s additional independence requirement for members of Audit Committees. The Board of Directors has further determined that Directors Gregg Hammann, Marshall Mohr and Marv Tseu are “audit committee financial experts” as such term is defined in Item 407 of Regulation S-K promulgated by the SEC.

Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Plantronics’ 2008 Annual Report on Form 10-K.

The Audit Committee

Gregg Hammann
Marshall Mohr (Chair)
Marv Tseu

APPENDIX B

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and this Proxy Statement.

Members of the Compensation Committee:

Gregg Hammann (Chair)
John Hart
Marv Tseu

APPENDIX C
PLANTRONICS, INC.
2003 STOCK PLAN
Amended and restated, subject to approval of stockholders on July 23, 2008

SECTION 1.	PURPOSES AND DEFINITIONS

1.1	Purposes of the Plan. The purposes of this 2003 Stock Plan are:

(A)	to attract and retain the best available personnel for positions of substantial responsibility,

(B)	to provide additional incentive to Employees, Directors and Consultants, and

(C)	to promote the success of the Company’s business.

1.2
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock Awards, Stock Appreciation Rights, and Restricted Stock Units, as determined by the Administrator at the time of grant.

1.3	Definitions. As used herein, the following definitions shall apply:

(A)	“Administrator” means the Board or any Committees as shall be administering the Plan, in accordance with Section 2.2.

(B)	“Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles.

(C)
“Applicable Laws” means the requirements relating to the administration of equity based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(D)	“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock Awards, SARs, and Restricted Stock Units.

(E)
“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan and shall include an Option Agreement and a Restricted Stock Award Agreement, as applicable. The Award Agreement is subject to the terms and conditions of the Plan.

(F)	“Board” means the Board of Directors of the Company.

(G)	“Cash Position” means the Company’s level of cash and cash equivalents.

(H)	“Change in Control” means the occurrence of any of the following events:

(i)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)
A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors.  “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company); or

(iv)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(I)	“Code” means the Internal Revenue Code of 1986, as amended.

(J)	“Committee” means a committee of individuals appointed by the Board in accordance with Section 2.2.

(K)	“Common Stock” means the common stock of the Company.

(L)	“Company” means Plantronics, Inc., a Delaware corporation.

(M)	“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(N)	“Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(O)	“Director” means a member of the Board.

(P)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(Q)
“Earnings Per Share” means as to any Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

(R)
“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(S)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(T)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange (NYSE), its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(U)	“Fiscal Year” means the fiscal year of the Company.

(V)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(W)
“Individual Performance Objective” means any individual Company business-related objective that is objectively determinable within the meaning of Code Section 162(m) and the Treasury Regulations promulgated thereunder.  Individual Performance Objectives shall include, but not be limited to, improvement in customer satisfaction, opening of additional retail stores, and similar objectively determinable performance objectives related to the Participant’s job responsibilities with the Company.

(X)	“Net Income” means as to any Fiscal Year, the income after taxes of the Company for the Fiscal Year determined in accordance with generally accepted accounting principles.

(Y)	“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(Z)
“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of the grant of an individual Option or a Restricted Stock Award.  The Notice of Grant is part of the agreement evidencing the terms and conditions of a specific grant.

(AA)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(BB)
“Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(CC)	“Operating Income” means the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles.

(DD)	“Option” means a stock option granted pursuant to the Plan, as evidenced by a Notice of Grant.

(EE)
“Option Agreement” means an agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant.  The Option Agreement is subject to the terms and conditions of the Plan.

(FF)	“Optioned Stock” means the Common Stock subject to an Award.

(GG)	“Outside Director” means a Director who is not an Employee.

(HH)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(II)	“Participant” means the holder of an outstanding Award granted under the Plan.

(JJ)	“Performance Goals” will have the meaning set forth in Section 7.1 of the Plan.

(KK)	“Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(LL)	“Plan” means this 2003 Stock Plan, as amended and restated.

(MM)	“Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Restricted Stock Award or the early exercise of an Option.

(NN)	“Restricted Stock Award” means a grant of Restricted Stock pursuant to the Plan, as evidenced by a Notice of Grant.

(OO)
“Restricted Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and restrictions applying to stock granted under a Restricted Stock Award.  The Restricted Stock Award Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

(PP)	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 6.

(QQ)
“Retirement” unless otherwise defined in the Award Agreement or in a written employment, services or other agreement between the Participant and the Company or any Parent or Subsidiary of the Company, will have such meaning as the Administrator may determine, or, if not so defined, will mean termination of Participant’s status as a Service Provider after he or she reaches age 55 and has completed at least ten (10) years of employment or service with the Company or any Parent or Subsidiary of the Company; provided, however, that with respect to Outside Directors who are granted Options pursuant to Section 3.2 hereof, “Retirement” will mean termination of an Outside Director’s status as a Director when (i) the Outside Director’s age is 55 or over and he or she has continuously been a Director for at least seven (7) years on the date of such termination or (ii) the Outside Director has continuously been a Director for at least ten (10) years from the date of such termination.

(RR)
“Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

(SS)	“Return on Equity” means the percentage equal to the Company’s Net Income divided by average shareholder’s equity, determined in accordance with generally accepted accounting principles.

(TT)
“Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

(UU)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(VV)	“Section 16(b)” means Section 16(b) of the Exchange Act.

(WW)	“Securities Act” means the Securities Act of 1933, as amended.

(XX)	“Service Provider” means an Employee, Director or Consultant.

(YY)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 8.4.

(ZZ)	“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 5 is designated as an SAR.

(AAA)	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(BBB)	“Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

SECTION 2.	ADMINISTRATION

2.1	Stock Subject to the Plan.

(A)
Subject to the provisions of Section 8.4, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 8,000,000 Shares.  The Shares may be authorized, but unissued, or reacquired Common Stock.

(B)
Any Shares subject to Awards granted with an exercise price less than the Fair Market Value on the date of grant of such Awards will be counted against the numerical limits of Section 2.1(D) as 2.5 Shares for every one Share subject thereto.  Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 2.1(A), 2.5 times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(C)
Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.  With respect to SARs, all of the Shares for which the Award is exercised (that is, Shares actually issued pursuant to a SAR, as well as the Shares that represent payment of the exercise price) will cease to be available under the Plan.  Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan.

(D)
If an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise or of an Award or issuance with respect thereto, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by or forfeited to the Company, such Shares shall become available for future grant under the Plan.

2.2	Administration of the Plan.

(A)	Procedure.

(i)	Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)
Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards as “performance based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)
Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)	Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(B)
Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)	to determine the Fair Market Value;

(ii)	to select the Service Providers to whom Awards may be granted hereunder;

(iii)	to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv)	to approve forms of agreement for use under the Plan;

(v)
to determine the terms and conditions of any Award in accordance with the provisions of the Plan; provided, however, that the Administrator will not permit any Participant to issue a promissory note in order to exercise or otherwise acquire Shares pursuant to an Award;

(vi)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to subplans established for the purpose of satisfying applicable foreign laws;

(viii)
to modify or amend each Award (subject to Section 8.6(C)), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;

(ix)
to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld.  The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined.  All elections by the Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)
to authorize any person to (i) make decisions, determinations and interpretations on behalf of the Administrator to the extent allowed under Applicable Laws, and (ii) execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xi)	to make all other determinations deemed necessary or advisable for administering the Plan.

(C)
Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations, and those of any person authorized by the Administrator to make decisions, determinations and interpretations on behalf of the Administrator, shall be final and binding on all Participants and any other holders of Awards.

2.3
Eligibility.  Nonstatutory Stock Options may be granted to Service Providers provided, that, Outside Directors may only be granted Nonstatutory Stock Options granted pursuant to Section 3.2.  Incentive Stock Options may be granted only to Employees.  Stock Appreciation Rights, Restricted Stock Awards and Restricted Stock Units may be granted only to Employees, outside Directors and Consultants.

SECTION 3.	STOCK OPTIONS

3.1	Limitations.

(A)
Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.  However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options.  For purposes of this Section 3.1, Incentive Stock Options shall be taken into account in the order in which they were granted.  The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(B)	The following limitations shall apply to grants of Options:

(i)	No Participant shall be granted, in any Fiscal Year of the Company, Options to purchase more than 500,000 Shares.

(ii)
In connection with his or her initial employment, a Participant may be granted Options to purchase up to an additional 500,000 Shares, which shall not count against the limit set forth in Section 3.1(B)(i).

(iii)	The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 8.4.

(iv)
If an Option is cancelled in the same Fiscal Year of the Company in which it was granted (other than in connection with a transaction described in Section 8.4), the cancelled Option will be counted against the limits set forth in Sections 3.1(B)(i) and (ii).

3.2	Grants of Options to Outside Directors.

(A)	Procedure for Grants. All grants of Options to Outside Directors under this Plan shall be automatic and non-discretionary and shall be made strictly in accordance with the following provisions:

(i)	No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors.

(ii)	All Options granted pursuant to this Section shall be Nonstatutory Stock Options and, except as otherwise provided herein, shall be subject to the other terms and conditions of the Plan.

(iii)
Each person who first becomes an Outside Director following the effective date of this Plan shall be automatically granted an option to purchase 12,000 Shares (the “First Option”) on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy.

(iv)
After the First Option has been granted to an Outside Director, such Outside Director shall thereafter be automatically granted an Option to purchase 3,000 Shares (a “Subsequent Option”) on the date of the Company’s annual stockholders’ meeting of each year, provided the Outside Director will continue to be an Outside Director through the applicable date and, if on such date, he or she shall have served on the Board for at least the preceding six (6) months.

(v)
Notwithstanding the provisions of subsections (iii) and (iv) hereof, in the event that a grant would cause the number of Shares subject to outstanding Awards plus the number of Shares previously purchased upon exercise of an Award to exceed the number of Shares available for issuance under the Plan, then each such automatic grant shall be for that number of Shares determined by dividing the total number of Shares remaining available for grant by the number of Outside Directors on the automatic grant date. Any further grants shall then be deferred until such time, if any, as additional Shares become available for grant under the Plan through action of the stockholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

(B)	The terms of an Option granted to an Outside Director shall be as follows:

(i)	the term of the Option shall be seven (7) years;

(ii)
the Option shall be exercisable only while the Outside Director remains a Director; provided, however, that for Options granted under this Section 3.2 on or after July 21, 2004, if an Outside Director ceases to be a Director as a result of the Outside Director’s death, Disability or Retirement, the Outside Director may exercise his or her Option granted pursuant to this Section 3.2 within one year of such termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) and if on the date of such termination the Outside Director is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan;

(iii)	the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Option; and

(iv)
subject to accelerated vesting upon a merger or Change in Control as specified in Section 8.4(C), the Option shall vest and become exercisable as to 25% of the Shares subject to the Option on the first anniversary of the date of grant of the Option and shall vest and become exercisable as to 6.25% of the Shares subject to the Option at the end of each three-month period thereafter, if on such dates Participant has remained in continuous status as a Director.

(C)
The Plan shall not confer upon any Outside Director any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his or her directorship at any time.

3.3
Term of Option.  The term of each Option shall be seven (7) years from the date of grant or such shorter term as may be provided in the Award Agreement.  Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

3.4	Option Exercise Price and Consideration.

(A)	Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i)	In the case of an Incentive Stock Option

(1)
granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(2)	granted to any Employee other than an Employee described in Section 3.4(A)(i)(1), the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)	In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

3.5
Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

3.6
Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment.  In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant.  Such consideration may consist, subject to Applicable Laws, entirely of:

(A)	cash;

(B)	check;

(C)
other Shares, including reservation by the Company of Shares issuable to the Participant upon exercise of an Option, which have a Fair Market Value on the date of surrender or reservation equal to the aggregate exercise price of the Shares as to which such Option shall be exercised;

(D)	consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(E)
a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company sponsored deferred compensation program or arrangement;

(F)	any combination of the foregoing methods of payment; or

(G)
such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; provided, however, that the issuance of a promissory note will not be a permissible form of consideration under the Plan.

3.7	Exercise of Option.

(A)
Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  An Option may not be exercised for a fraction of a Share.

(i)
An Option shall be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes).  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.  Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option.  The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 8.4.

(ii)
Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(B)
Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination.  If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.  If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(C)
Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (of at least six (6) months) to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination.  If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.  If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(D)
Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator.  If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.  In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s death.  If, at the time of death, a Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan.  If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(E)
Retirement of Participant.  If a Participant ceases to be a Service Provider as a result of his or her Retirement, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement, to the extent the Option is vested on the date of Retirement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement).  In the absence of a specified time in the Award Agreement, for Options granted on or after July 21, 2004, the Option shall remain exercisable for twelve (12) months following the Participant’s termination.  If, on the date of Retirement, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.  If, after his or her Retirement, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

SECTION 4.	RESTRICTED STOCK AWARDS

4.1
Restricted Stock Awards. Restricted Stock Awards may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan.  After the Administrator determines that it will offer Restricted Stock Awards under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer.  The offer shall be accepted by execution of a Restricted Stock Award Agreement in the form determined by the Administrator.

4.2
Term of Restricted Stock Awards.  The term of each Restricted Stock Award shall be stated in the Restricted Stock Award Agreement.  Shares of Common Stock issued pursuant to a Restricted Stock Award may, in the discretion of the Administrator, vest over the Participant’s period of service or upon attainment of specified performance objectives.  Notwithstanding the foregoing, subject to Section 8.4(C), a Restricted Stock Award may not vest at a rate faster than one year following the date of grant.  If a Restricted Stock Award is not subject to achievement of performance goals then, subject to Section 8.4(C), such Award willfully vest over a period of at least three (3) years from the date of grant.

4.3	Limitation on Restricted Stock Award Grants. No Participant shall receive Restricted Stock Awards in any Fiscal Year of the Company having an aggregate initial value greater than $1,000,000.

4.4
Repurchase Option.  Unless the Administrator determines otherwise, the Restricted Stock Award Agreement shall grant the Company a right of forfeiture or repurchase option exercisable upon the voluntary or involuntary termination of the Participant’s service with the Company for any reason (including death or Disability).  The forfeiture right or repurchase option shall lapse as the Restricted Stock Award vests.

4.5
Other Provisions.  The Restricted Stock Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

4.6
Rights as a Stockholder.  Once the Restricted Stock Award is exercised, the Participant shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Restricted Stock Award is exercised, except as provided in Section 8.4.

4.7	Cancellation of Restricted Stock Award. On the date set forth in the Restricted Stock Award Agreement, all unearned or unvested Restricted Stock shall be forfeited to the Company.

4.8
Restricted Stock Awards for Outside Directors.  At each regularly scheduled Annual Meeting of Stockholders of the Company, Outside Directors who have continuously served in such capacity since the date six months preceding the date of the Annual Meeting shall receive a grant of 2,000 shares of Restricted Stock (or to the extent determined by the Administrator, Restricted Stock Units).  The vesting of the Restricted Stock Awards granted hereunder may not occur at a rate faster than one year following the date of grant.  If a Restricted Stock Award is not subject to achievement of performance goals, then subject to 8.4(C), such award will fully vest over a period of at least three (3) years from the date of grant.

SECTION 5.	STOCK APPRECIATION RIGHTS

5.1	Stock Appreciation Rights.

(A)
Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(B)
Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider, provided that during any Fiscal Year, no Participant will be granted SARs covering more than 500,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted SARs covering up to an additional 500,000 Shares.

(C)
Exercise Price and Other Terms. The Administrator will have complete discretion to determine the terms and conditions of SARs granted under the Plan, subject to the provisions of the Plan and the following limitations:

(i)	the term of an SAR may not exceed seven (7) years from the date of grant;

(ii)	the exercise price of an SAR must be at least 100% of the Fair Market Value per Share on the date of grant; and

(iii)	the maximum payment any Participant may be entitled to receive pursuant to subsection (F) below shall not exceed 100% of the exercise price of the underlying SAR.

(D)
SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(E)
Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, that, the term of the SAR shall not exceed seven (7) years. Notwithstanding the foregoing, the rules of Sections 3.7(B), (C), and (D) also will apply to SARs.

(F)
Payment of SAR Amount. Subject to the limitation set out in Section 5.1 (C)(iii) above, upon the exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)	The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

SECTION 6.	RESTRICTED STOCK UNITS

6.1
Grant of Restricted Stock Units. Restricted Stock Units may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Restricted Stock Units granted to each Participant, provided that during any Fiscal Year no Participant will receive Restricted Stock Units having an initial value greater than $1,000,000.

6.2	Value of Restricted Stock. Each Restricted Stock Unit will have an initial value that is established by the Administrator on or before the date of grant.

6.3
Vesting.  Subject to Section 8.4(C), a Restricted Stock Unit may not vest at a rate faster than one year following the date of grant.  If a Restricted Stock Unit is not subject to achievement of performance goals then, subject to Section 8.4(C), such award willfully vest over a period of at least three (3) years from the date of grant

6.4
Performance Objectives and Other Terms. The Administrator will set performance objectives (including, without limitation, continued service) in its discretion which, depending on the extent to which they are met, will determine the number or value of Restricted Stock Units that will be paid out to the Participants.  Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

6.5
Earning of Restricted Stock Units. After the applicable Performance Period has ended, the holder of Restricted Stock Units will be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Restricted Stock Unit, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Restricted Stock Unit.

6.6
Form and Timing of Payment of Restricted Stock Units. Payment of earned Restricted Stock Units will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units at the close of the applicable Performance Period) or in a combination thereof.

6.7
Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unearned or unvested Restricted Stock Units will be forfeited to the Company, and again will be available for grant under the Plan.

SECTION 7.	PERFORMANCE GOALS

Performance Goals.  The granting and/or vesting of Restricted Stock Awards or Restricted Stock Units may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including one or more of the following measures: (a) Annual Revenue, (b) Cash Position, (c) Earnings Per Share, (d) Individual Performance Objectives (e) Net Income, (f) Operating Cash Flow, (g) Operating Income, (h) Return on Assets, (i) Return on Equity, (j) Return on Sales, and (k) Total Stockholder Return.  Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index.  The Performance Goals may differ from Participant to Participant and from Award to Award.  Any criteria used may be (i) measured in absolute terms, (ii) compared to another company or companies, (iii) measured against the performance of the Company as a whole or a segment of the Company and/or (iv) measured on a pre-tax or post-tax basis (if applicable).  Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

SECTION 8.	GENERAL PROVISIONS

8.1	Term of Plan. Subject to Section 8.11, the Plan shall become effective on September 24, 2003. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 8.6.

8.2
Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.  If the Administrator, in its sole discretion, makes an Award transferable, such Award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act of 1933, or any successor thereto) through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act of 1933.

8.3
Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will not be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.  For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

8.4	Adjustments Upon Changes in Capitalization, Merger or Change in Control.

(A)
Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the number of Shares as well as the price per Share covered by each outstanding Award, and the numerical Share limits in Sections 2, 3, 4, 5, and 6, shall be proportionately adjusted for any change in, or increase or decrease in the number of issued Shares, resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change, or increase or decrease in the number of issued Shares, effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  The Board shall make such adjustment, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

(B)
Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  The Administrator in its discretion may provide for the Participant to have the right to exercise his or her Award prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable.  In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.  To the extent it has not been previously exercised, or earned, an Award will terminate immediately prior to the consummation of such proposed action.

(C)	Merger or Change in Control.

(i)
Awards.  In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Award shall be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

(1)
In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise his or her Option, Restricted Stock Award, or Stock Appreciation Right as to all of the Shares, including Shares as to which it would not otherwise be vested or exercisable, and all restrictions on Restricted Stock will lapse and all performance goals or other vesting criteria with respect to Restricted Stock Units will be deemed achieved at target levels and all other terms and conditions met.  In addition, if an Option, Restricted Stock Award, or Stock Appreciation Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option, Restricted Stock Award, or Stock Appreciation Right shall be fully vested and exercisable for a period of not less than fifteen (15) days from the date of such notice, and the Option, Restricted Stock Award, or Stock Appreciation Right shall terminate upon the expiration of such period.

(2)
For the purposes of this Section 8.4(C)(i), an Award shall be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control (and in the case of Restricted Stock Units, for each implied Share determined by dividing the value of the Restricted Stock Unit by the per Share consideration received by holders of Common Stock in the merger or Change in Control), an amount of consideration (whether stock, cash, or other securities or property) equal to the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, Restricted Stock Award, or Stock Appreciation Right, for each Share subject to such Award (or in the case of Restricted Stock Units, the number of implied shares determined by dividing the value of the Restricted Stock Units by the per Share consideration received by holders of Common Stock in the merger or Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per Share consideration received by holders of Common Stock in the merger or Change in Control.

(3)
Notwithstanding anything in Section 8.4(C)(i)(2) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-asset sale corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(D)
Outside Director Option and Restricted Stock Grants.  Notwithstanding anything in Section 8.4(C)(i) to the contrary, in the event of a merger of the Company with or into another corporation, or a Change in Control, in which an Outside Director is terminated or asked to resign, Options granted to such Outside Director under Section 3.2, and Restricted Stock Awards granted to such Outside Director under Section 4.8, shall vest 100% immediately prior to such merger or Change in Control.  In the event of a merger or Change in Control in which an Outside Director is not terminated or asked to resign, such Outside Director’s Options granted under Section 3.2 and Restricted Stock Awards granted under Section 4.8 shall be treated under the terms of Section 8.4(C)(i).

8.5
Date of Grant.  The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award or such other later date as is determined by the Administrator.  Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

8.6	Amendment and Termination of the Plan.

(A)	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(B)
Stockholder Approval.  The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.  Additionally, notwithstanding anything in the Plan to the contrary, the Board may not, without the approval of the Company’s stockholders:

(i)
materially increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization as set forth in Section 8.4(A);

(ii)	materially modify the requirements for eligibility to participate in the Plan, or

(iii)
reprice Options issued under the Plan by lowering the exercise price of a previously granted Award, by canceling outstanding Options and issuing replacements, or by otherwise replacing existing Options with substitute Options with a lower exercise price.

(C)
Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.  Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

8.7	Conditions Upon Issuance of Shares.

(A)
Legal Compliance.  Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(B)
Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

8.8
Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

8.9	Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

8.10
Participant’s Relationship with Company.  Neither the Plan nor any Award shall confer upon the Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.

8.11
Stockholder Approval.  The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted.  Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

END OF PLAN

APPENDIX D
PLANTRONICS, INC.
2002 EMPLOYEE STOCK PURCHASE PLAN.
Amended and restated, subject to approval of stockholders on July 23, 2008

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.
2. Definitions.
(a) “Board” shall mean the Board of Directors of the Company.
(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(c) “Common Stock” shall mean the Common Stock of the Company.
(d) “Company” shall mean Plantronics, Inc., a Delaware corporation, and any Designated Subsidiary of the Company.
(e) “Compensation” shall mean all base straight time gross earnings, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, car allowances, profit-sharing and other compensation.
(f) “Designated Subsidiary” shall mean any Subsidiary that has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.
(g) “Employee” shall mean any individual who is an Employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.
(h) “Enrollment Date” shall mean the first day of each Offering Period.
(i) “Exercise Date” shall mean the last day of each Offering Period.
(j) “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange (NYSE), its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;
(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;
(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.
(k) “Offering Period” shall mean a period of approximately six (6) months during which an option granted pursuant to the Plan may be exercised. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.
(l) “Plan” shall mean this Employee Stock Purchase Plan.
(m) “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Board pursuant to Section 20.
(n) “Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.
(o) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.
(p) “Trading Day” shall mean a day on which national stock exchanges and the NYSE System are open for trading.

3. Eligibility.
(a) Any Employee who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.
(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan
(i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or
(ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.
4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on or around February 1 and August 1 of each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof; provided, however, that the first Offering Period under the Plan shall commence on the first Trading Day on or after August 1, 2002 and end on the last Trading Day on or before January 31, 2003, and the second Offering Period hereunder shall commence on the first Trading Day on or after February 1, 2003 and end on the last Trading Day on or before July 31, 2003. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.
5. Participation.
(a) Enrollment. An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions to this Plan and filing it with the Company’s payroll office prior to the applicable Enrollment Date.
(b) Payroll Deductions. Payroll deductions for a participant shall commence on the first payday following the Enrollment Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.
6. Payroll Deductions.
(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not less than one percent (1.0%) and not exceeding ten percent (10.0%) of the Compensation which he or she receives on each pay day during the Offering Period.
(b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.
(c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof.  A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.
 (e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.
7. Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The Employee may accept the grant of such option by turning in a completed and signed subscription agreement to the Company on or prior to the first day of the Offering Period. The administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an employee may purchase during an Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

8. Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. Fractional shares may be purchased subject to the limitations set forth in Section 3(b). Any payroll deductions accumulated in a participant’s account which are in excess of the amounts permissible for the purchase of shares authorized under Section 3(b), shall be returned to the participant no later than the Exercise Date of the relevant Offering Period. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.
9. Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, the shares purchased upon exercise of his or her option.
10. Withdrawal.
(a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.
(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.
11. Termination of Employment. Upon a participant’s ceasing to be an Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant’s option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.
12. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.
13. Stock.
(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 1,600,000 shares. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.
(b) The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.
(c) Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.
14. Administration. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

15. Designation of Beneficiary.
(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.
 (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
16. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
18. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.
19. Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.
(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase per Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.
(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.
(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.
(a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19 and Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.
 (b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.
 (c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
(ii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and
(iii) allocating shares.
(d) Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.
21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22. Conditions Upon Issuance of Shares.
 (a) Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
 (b) As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 20 hereof.

END OF PLAN